SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)              June 13, 2002       (March 31, 2002)

NETBANK, Inc.

Georgia	0-22361	58-2224352
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11475 Great Oaks Way
Suite 100
Alpharetta, Georgia 30022
(Address of Principal Executive Offices)

(770) 343-6006
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)                                  Financial statements of Resource Bancshares Mortgage Group, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001.

RESOURCE BANCSHARES MORTGAGE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31,
	2001	2000
ASSETS
Cash	$44,744	$15,205
Receivables	115,747	63,098
Mortgage loans held-for-sale	846,633	541,574
Lease receivables	138,798	191,777
Servicing rights, net	147,013	160,766
Premises and equipment, net	32,857	30,771
Accrued interest receivable	2,692	2,645
Goodwill and other intangibles	13,919	11,865
Other assets	37,097	52,052
Total assets	$1,379,500	$1,069,753

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Short-term borrowings	$1,079,843	$811,750
Long-term borrowings	6,022	6,145
Accrued expenses	14,250	9,045
Other liabilities	116,380	91,044
Total liabilities	1,216,495	917,984

Stockholders’ equity
Preferred stock — par value $0.01 — 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock — par value $0.01 — 50,000,000 shares authorized; 31,637,331 shares issued at December 31, 2001 and December 31, 2000	316	316
Additional paid-in capital	299,039	297,996
Retained earnings	21,144	6,291
Common stock held by subsidiary at cost — 7,767,099 shares at December 31, 2000	—	(98,953)
Treasury stock — 14,970,144 and 6,949,711 shares at December 31, 2001 and December 31, 2000, respectively	(150,996)	(50,050)
Unearned shares of employee stock ownership plan — 356,212 and 310,320 unallocated shares at December 31, 2001 and December 31, 2000, respectively	(4,184)	(3,800)
Unearned variable option expense at December 31, 2001 and December 31, 2000, respectively	(9)	(31)
Other comprehensive loss	(2,305)	—
Total stockholders’ equity	163,005	151,769
Total liabilities and stockholders’ equity	$1,379,500	$1,069,753

The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE BANCSHARES MORTGAGE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
($ in thousands, except share information)	2001	2000	1999
REVENUES
Interest income	$ 78,386	$ 69,469	$ 83,149
Interest expense	(49,631)	(53,593)	(57,310)
Net interest income	28,755	15,876	25,839
Net gain on sale of mortgage loans	131,645	37,343	84,390
(Loss) gain on sale of mortgage servicing rights	(3,050)	2,222	7,262
Servicing fees	35,274	34,981	42,223
Mark-to-market on residual interests in subprime securitizations	—	(39,338)	(7,843)
Other income	2,412	6,150	7,624
Total revenues	195,036	57,234	159,495
EXPENSES
Salary and employee benefits	56,319	50,280	64,547
Occupancy expense	20,273	14,007	13,732
Amortization and provision for impairment of mortgage servicing rights	34,392	24,560	29,580
Provision expense	17,575	7,688	10,608
General and administrative expenses	30,659	24,989	33,217
Total expenses	159,218	121,524	151,684

Income (loss) from continuing operations before income taxes	35,818	(64,290)	7,811
Income tax (expense) benefit	(13,479)	24,100	(2,307)
Income (loss) from continuing operations	$ 22,339	$ (40,190)	$ 5,504
Discontinued operations:
Loss on sale of operating assets of Laureate Capital Corp. (less applicable income tax expense (benefit) of $261 for the twelve months ended December 31, 2000)	—	(1,448)	—
Operating profits (losses) of Laureate Capital Corp. for the twelve months ended December 31, 2000 and 1999, respectively (less applicable income tax expense (benefit) of $(354) and $405, respectively)	—	(660)	418
Income (loss) before transition adjustment	22,339	(42,298)	5,922
Cumulative effect of change in accounting principles-SFAS No. 133, net of tax	(149)	—	—
Net income (loss)	$ 22,190	$ (42,298)	$ 5,922
Weighted average common shares outstanding — Basic	16,352,767	17,727,445	20,643,166

Net income (loss) per common share from continuing operations— Basic	$ 1.37	$ (2.27)	$ .27

Net income (loss) per common share from discontinued operations— Basic	—	$ (.12)	$ .02

Net (loss) income per common share from cumulative effect of change in accounting principles-SFAS No. 133, net of tax-Basic	$ (.01)	—	—

Weighted average common shares outstanding — Diluted	16,673,692	17,727,445	20,799,502

Net income (loss) per common share from continuing operations— Diluted	$ 1.34	$ (2.27)	$ .26

Net income (loss) per common share from discontinued operations— Diluted	—	$ (.12)	$ .02

Net (loss) income per common share from cumulative effect of change in accounting principles— SFAS No. 133, net of tax-Diluted	$ (.01)	—	—

The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE BANCSHARES MORTGAGE GROUP, INC

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

($ in thousands, except share information)	Common Stock		Additional Paid-in Capital	Retained Earnings	Common Stock Held by Subsidiary	Treasury Stock	Unearned Shares of Employee Stock Ownership Plan	Unearned Variable Option Expense	Other Comprehensive Income (loss)	Total Stockholders’ Equity
	Shares	Amount

Balance, January 1, 1999	31,637,331	$316	$307,114	$59,599	$(98,953)	$(11,499)	$(4,419)	$—	$—	$252,158

Issuance of restricted stock	—	—	116	—	—	1,285	—	—	—	1,401
Cash dividends	—	—	—	(8,902)	—	—	—	—	—	(8,902)
Treasury stock purchases (5,051,896 shares net of issuances 1,234,883 shares)	—	—	—	—	—	(43,216)	—	—	—	(43,216)
Exercise of stock options	—	—	(3)	—	—	7	—	—	—	4
Shares committed to be released under Employee Stock Ownership Plan	—	—	(1,017)	—	—	—	2,261	—	—	1,244
Purchase of shares by Employee Stock Ownership Plan	—	—	—	—	—	—	(3,000)	—	—	(3,000)
Shares issued or purchased under Dividend Reinvestment and Stock Purchase Plan and Stock Investment Plan	—	—	(5,301)	(113)	—	12,275	—	—	—	6,861
Net income	—	—	—	5,922	—	—	—	—	—	5,922
Total comprehensive income	—	—	—	—	—	—	—	—	—	—

Balance, December 31, 1999	31,637,331	316	300,909	56,506	(98,953)	(41,148)	(5,158)	—	—	212,472

Issuance of restricted stock	—	—	(1,046)	—	—	2,060	—	—	—	1,014
Cash dividends	—	—	—	(7,856)	—	—	—	—	—	(7,856)
Treasury stock purchases (2,872,725 shares net of issuances 609,405 shares)	—	—	—	—	—	(13,988)	—	—	—	(13,988)
Exercise of stock options	—	—	—	—	—	—	—	—	—	—
Shares committed to be released under Employee Stock Ownership Plan	—	—	(304)	(15)	—	—	1,358	—	—	1,039
Purchase of shares by Employee Stock Ownership Plan	—	—	—	—	—	—	—	—	—	—
Variable Option Exercises	—	—	—	—	—	—	—	(31)	—	(31)
Shares issued or purchased under Dividend Reinvestment and Stock Purchase Plan and Stock Investment Plan	—	—	(1,563)	(46)	—	3,026	—	—	—	1,417
Net (loss)	—	—	—	(42,298)	—	—	—	—	—	(42,298)

Balance, December 31, 2000	31,637,331	316	297,996	6,291	(98,953)	(50,050)	(3,800)	(31)	—	151,769

Merger of Subsidiary	—	—	—	—	98,953	(98,953)	—	—	—	—
Cash dividends	—	—	—	(7,313)	—	—	—	—	—	(7,313)
Treasury stock purchases (258,834 shares net of issuances 613,466 shares)	—	—	—	—	—	(6,467)	—	—	—	(6,467)
Exercise of Stock Options	—	—	610	—	—	3,890	—	—	—	4,500
Shares committed to be released under Employee Stock Ownership Plan	—	—	900	—	—	—	(384)	—	—	516
Variable Option Exercises	—	—	109	—	—	50	—	22	—	181
Shares issued or purchased under Dividend Reinvestment and Stock Purchase Plan and Stock Investment Plan	—	—	(576)	(24)	—	534	—	—	—	(66)
Net income	—	—	—	22,190	—	—	—	—	—	22,190
Cumulative effect of change in accounting principle on other comprehensive income (net of tax)*	—	—	—	—	—	—	—	—	(3,951)	(3,951)
Change in other comprehensive income (net of tax) **	—	—	—	—	—	—	—	—	1,646	1,646

Balance, December 31, 2001	31,637,331	$316	$299,039	$21,144	$—	$(150,996)	$(4,184)	$(9)	$(2,305)	$163,005

*      Cumulative effect of change in accounting principle on other comprehensive income is net of $2,362 in income tax benefit.

**   Net change in other comprehensive income is net of ($964) in income tax expense.

The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE BANCSHARES MORTGAGE GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($in thousands)

	For the Year Ended December 31,
	2001	2000	1999

OPERATING ACTIVITIES
Net income (loss) from continuing operations	$22,339	$(40,190)	$5,504
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	46,478	33,065	36,653
Cumulative effect of change in accounting principle on other comprehensive income (net of tax) *	(4,100)	—	—
Net change in other comprehensive loss (net of tax) **	1,646	—	—
Deferred income tax expense (benefit)	1,959	(13,497)	1,585
Employee Stock Ownership Plan compensation	516	658	1,244
Provision for estimated foreclosure losses and repurchased loans	17,575	7,688	10,608
(Increase) decrease in receivables	(52,649)	(11,929)	57,540
Acquisition of mortgage loans	(12,274,827)	(6,300,656)	(8,455,706)
Proceeds from sales of mortgage loans and mortgage-backed securities	12,088,395	6,272,374	9,468,635
Acquisition of mortgage servicing rights	(284,433)	(141,729)	(249,004)
Sales of mortgage servicing rights	260,744	126,945	245,302
Net gain on sales of mortgage loans and servicing rights	(128,595)	(39,565)	(91,652)
(Increase) decrease in accrued interest on loans	(47)	(954)	1,944
Decrease (increase) in lease receivables	48,422	(39,351)	(55,438)
Decrease (increase) in other assets	3,102	(17,321)	(2,521)
Decrease (increase) in residual certificates	—	54,382	(8,600)
Increase (decrease) in accrued expenses and other liabilities	37,532	21,030	(46,341)
Net cash (used in) provided by operating activities of continuing operations	(215,943)	(89,050)	919,753

INVESTING ACTIVITIES
Purchases of premises and equipment	(13,730)	(3,896)	(7,999)
Disposition of premises and equipment	407	1,090	448
Net cash used in investing activities of continuing operations	(13,323)	(2,806)	(7,551)

FINANCING ACTIVITIES
Proceeds from borrowings	18,405,507	9,687,390	26,248,644
Repayment of borrowings	(18,137,537)	(9,585,557)	(27,105,233)
Issuance of restricted stock	—	1,014	1,401
Proceeds from shares issued under Dividend Reinvestment, Stock Purchase Plan, Stock Investment Plan and the purchase of treasury shares, net	(66)	1,417	6,861
Acquisition of treasury stock	(6,467)	(13,988)	(43,216)
Cash dividends	(7,313)	(7,856)	(8,902)
Exercise of stock options	4,500	—	4
Variable option exercises	181	350
Loans to Employee Stock Ownership Plan	—	—	(3,000)
Net cash provided by (used in) financing activities of continuing operations	258,805	82,770	(903,441)
Discontinued operations	—	(6,187)	3,593
Net increase (decrease) in cash	29,539	(15,273)	12,354
Cash, beginning of year	15,205	30,478	18,124
Cash, end of year	$44,744	$15,205	$30,478

SUPPLEMENTAL INFORMATION
Interest paid	$51,135	$53,158	$57,349
Taxes paid net of refunds received	(10,240)	(6,396)	4,055

*      Cumulative effect of change in accounting principle on other comprehensive income is net of $2,362 in income tax benefit The ($4,100) cumulative effect of change in accounting principle consists of a change in the balance sheet of ($3,951) and a ($149) impact to the statement of operations.

**   Net change in other comprehensive income is net of ($964) in income tax expense.

The accompanying notes are an integral part of these consolidated financial statements

Notes to Consolidated Financial Statements

($ in thousands, except share information)

Note 1 — The Company:

        Resource Bancshares Mortgage Group, Inc. (the Company or RBMG) was organized to acquire and operate the residential mortgage banking business of Resource Bancshares Corporation (RBC), which commenced operations in May 1989.  The assets and liabilities of the residential mortgage banking business of RBC were transferred to the Company on June 3, 1993, when the Company sold 58% of its common stock in an initial public offering.  Following the offering, RBC retained a significant ownership interest in the Company.  On December 31, 1997, the Company acquired RBC in a transaction in which it exchanged 9,894,889 shares of the Company’s common stock for all of the outstanding stock of RBC.  During 2001, the Company dissolved RBC as a corporate entity.

        Resource Bancshares Mortgage Group, Inc. is a financial services company primarily engaged in the business of mortgage banking. Through its wholly owned subsidiaries, RBMG works with correspondent lenders and brokers to purchase, sell and service agency-eligible and non-conforming residential, single-family first mortgage loans and to purchase and sell servicing rights associated with agency-eligible and non-conforming loans. In addition, one of the Company’s wholly owned subsidiaries originates, sells and services small-ticket commercial equipment leases.

        On November 19, 2001, the Company and NetBank, Inc. (NetBank), the holding company for the country’s largest independent Internet bank, jointly announced that they had reached a definitive agreement whereby NetBank would acquire the Company.  Terms of the agreement call for common shareholders of the Company to receive 1.1382 shares of NetBank common stock in exchange for each share of the Company’s common stock.  The planned merger is subject to regulatory and shareholder approval.  No adjustments have been made to the accompanying financial statements related to the pending transaction.

Note 2 — Summary of Significant Accounting Policies:

        The accounting and reporting policies of the Company reflect industry practices and conform in all material respects with accounting principles generally accepted in the United States.  Certain amounts from prior years have been reclassified to conform to current period presentation.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.  All intercompany accounts and transactions have been eliminated.

Significant Estimates

        In preparing the financial statements, management is required to make estimates based on available information that can affect the reported amounts of assets, liabilities and disclosures as of the balance sheet dates and revenues and expenses for the related periods.  Such estimates relate principally to the Company’s allowance for foreclosure losses and repurchased loans, its allowance for lease losses and fair values of residual certificates.  Additionally, estimates concerning the fair values of mortgage loans held-for-sale, lease receivables, servicing rights, servicing hedges and the Company’s other hedging instruments are all relevant to ensuring that leases and mortgage loans are carried at the lower of cost or market, and that potential impairments of servicing rights are recognized if required.  Because of the inherent uncertainties associated with any estimation process and due to possible future changes in market and economic conditions that will affect fair values, it is possible that actual future results in realization of the underlying assets and liabilities could differ significantly from the amounts reflected as of the balance sheet date.

Mortgage Loans Held-for-Sale and Rate Lock Commitments

        Mortgage loans held-for-sale are stated at the lower of aggregate cost or market (LOCOM).

        Prior to January 1, 2001, the Company did not include in its balance sheet the value of its rate lock commitments (rate locks) given to borrowers, correspondents or brokers.  In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). The Company adopted SFAS No. 133 on January 1, 2001.  Commencing on that date, the Company began accounting for rate locks as assets or liabilities in its balance sheet.  These assets or liabilities are measured by the change in value from the date of rate lock to the balance sheet date.  See Note 3 for further discussion of the Company’s implementation of SFAS No. 133.

        In addition, prior to January 1, 2001, the Company did not recognize as assets or liabilities in its balance sheet the fair market value of mandatory delivery commitments and certain other derivative instruments used to hedge the interest rate risk inherent in its rate locks or in its inventory of loans held-for-sale.  Commencing January 1, 2001, upon adoption of SFAS No. 133, the fair market values of all such derivatives were recognized as assets or liabilities in the Company’s balance sheet.  The offset to this asset or liability recognition is accounted for in the Company’s balance sheet or income statement as follows:

Derivatives used to hedge the interest rate risk inherent in rate lock commitments are marked-to-market through the income statement.

The after tax impact of marking-to-market derivatives used to hedge cash flows from the sale of loans held-for-sale is recorded in the “Other Comprehensive Income” (OCI) caption in the equity section of the balance sheet.  If the LOCOM valuation of the loans held-for-sale is a net loss, the Company records a charge to earnings.  Simultaneously, the Company reclasses from of OCI a like amount and records it in the income statement as an offset to the LOCOM adjustment.

Changes in the value of derivatives used to hedge changes in the fair value of loans held-for-sale are recorded as cost basis adjustments to loans-held-for sale.

        As a servicer of mortgage loans and small-ticket equipment leases, the Company will incur certain losses in the event it becomes necessary to carry out foreclosure actions on loans and leases serviced.  Substantially all serviced agency-eligible loans are fully guaranteed against such losses by the securitizing government sponsored enterprise.  The allowance for estimated losses on foreclosure, which is part of the mortgages held-for-sale, is determined based on delinquency trends and management’s evaluation of the probability that foreclosure actions will be necessary.  The allowance for estimated losses on foreclosure was $833 and $213 at December 31, 2001 and 2000, respectively.

        On occasion, the Company is required to repurchase certain non-performing loans.  Upon repurchase of a loan, the Company initially capitalizes the current unpaid principal balance and related advances and any other related costs are charged against the allowance.  The Company subsequently estimates the net realizable value of the repurchased loan portfolio and records an estimate of the allowance for losses on repurchases.  The allowance for estimated losses on repurchases was $2,513 and $836 at December 31, 2001 and 2000, respectively.  The inventory of actual and pending repurchases to which these reserves relate aggregated $27,657 and $13,006 at December 31, 2001 and 2000, respectively.  Total charge-offs related to repurchases and foreclosures were $6,491 and $6,417 for the years ended December 31, 2001, and 2000, respectively.

Mortgage Servicing Rights

        On January 1, 2001, the Company adopted SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” which superseded SFAS No. 125.  The provisions of SFAS No. 140 did not materially alter the Company’s accounting for mortgage servicing rights.  As required by SFAS No. 140, and as previously required by SFAS No. 125, the Company allocates the total cost of a whole mortgage loan to the mortgage servicing rights and the loan (without servicing rights) based on relative fair values.  The market value of servicing rights acquired in bulk transactions, rather than as a by-product of the Company’s loan production activities, is initially capitalized at the lower of cost or the estimated present value of future expected net servicing income.  Amounts capitalized as mortgage servicing rights are amortized over the period of, and in proportion to, estimated future net servicing income.  The Company assesses its capitalized mortgage servicing rights for impairment (on a stratified basis) based on the estimated market values of those rights.  Impairments are recognized as a valuation allowance for each impaired stratum.  The analysis values such rights in consideration of current forward committed delivery prices, prevailing interest, prepayment and default rates, and other relevant factors as appropriate or allocable to each valuation stratum.

        Fees for servicing loans and leases are recognized monthly on an accrual basis based upon the terms of the underlying agreement.  Generally, such agreements provide for fees based upon a percentage of the outstanding balance.

        The Company uses various derivatives, including Constant Maturity Treasury rate (CMT) floors, Constant Maturity Swap (CMS) floors, and forward purchase contracts on FNMA mortgage backed securities (FNMA TBA) to protect itself against interest rate and prepayment risk on its available-for-sale servicing portfolio.  Prior to January 1, 2001, the Company deferred and included in its balance sheet the amounts paid for such contracts.  The Company amortized the cost over the terms of the contracts.  Amounts received as interest rate differentials under floor contracts as well as changes in the fair value of all of these instruments were recorded as adjustments to the basis of the available-for-sale portfolio.  Commencing January 1, 2001, under SFAS No. 133, the Company may elect, at its option, hedge accounting treatment for its servicing rights.  If changes in the value of the servicing rights and the hedges meet certain correlation criteria, changes in the fair value of the servicing rights may be offset in the income statement by changes in the fair value of the hedging instrument.  The Company may elect not to qualify for hedge accounting treatment.  Under SFAS No. 133, the hedges are marked-to-market through the income statement.  In contrast, servicing rights are LOCOM assets under GAAP.  When values go down, the impact is recorded through the income statement.  When values go up, the increase may be recorded in earnings only to the extent of impairment reserves established by previous writedowns of servicing under SFAS No. 140.

Loan Origination and Wholesale Program Administration Fees

        Fees charged in connection with loan origination and net fees charged in conjunction with certain administrative functions performed by the Company in connection with the acquisition of mortgage loans are deferred and reduce the carrying value of the underlying mortgage loans.  Allocable portions of such fees are included in the determination of the gain or loss when the related mortgage loans or servicing rights are sold.

Sales of Mortgage Loans and Mortgage Servicing Rights

        Gains or losses on sales of agency-eligible loans and on whole loan sales of non-conforming mortgage loans are determined at settlement date and are measured by the difference between the net proceeds and the carrying amount of the underlying mortgage loans.  Gains and losses on sales of mortgage servicing rights are recognized at the sale date, which is the date the sales contract is closed and substantially all risks and rewards of ownership pass to the buyer.

Lease Receivables

        Lease receivables consist of direct finance equipment leases which are carried at the lower of aggregate cost or market value.  Interest income is recognized monthly based on the net lease outstanding balance. Residuals are recognized monthly based on the estimated end-of-lease value and are included as an adjustment to interest income.  Lease receivables are charged-off at the earlier of the date they are deemed uncollectible or they become 120 days past due.  Certain direct costs to originate lease receivables are deferred and recognized as an adjustment to interest income over the estimated life of the lease. The allowance for lease losses is established through a provision charged to operations.  The allowance is reviewed and adjusted as needed based upon management’s evaluation of factors affecting the lease receivables portfolio such as economic conditions, growth and composition of the portfolio, historical loss experience and analysis of the collectibility of specific lease receivables.  The allowance is established at an amount that management believes will be adequate to absorb probable losses on outstanding leases that may become uncollectible.  At December 31, 2001 and 2000, the allowance for lease losses was  $3,852 and $3,782, respectively.  The inventory of lease receivables to which these reserves relate aggregated $142,650 and $195,559 at December 31, 2001 and 2000, respectively.  The Company had charge-offs for uncollectible receivables of $4,487 and $2,398 for the years ending December 31, 2001 and 2000, respectively.

        The Company enters into interest rate swaps to pay fixed rate and receive floating rate as a cash flow hedge of its variable rate debt used to finance its fixed rate lease receivables. Prior to January 1, 2001, the Company did not carry the value of such interest rate swaps in its balance sheets. Interest rate swaps are considered to be derivatives under SFAS No. 133 and, commencing January 1, 2001, are carried at market value as assets or liabilities in the Company’s balance sheet.  The Company has elected to designate these as cash flow hedge under SFAS No. 133, therefore, the after tax impact is charged to or credited to OCI.

Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets.  Maintenance and repairs are expensed as incurred.

Goodwill and Other Intangible Assets

        Goodwill arising from the acquisitions of RBC and Meritage Mortgage Corporation (Meritage) is being amortized over 20 years using the straight-line method.  Amortization expense for both acquisitions totaled $724 and $747 for the years ended December 31, 2001, and 2000, respectively.  The accumulated amortization was $597 and $468 at December 31, 2001, and December 31, 2000, respectively.  Furthermore, an identified intangible arising from the purchase of 15 production branches in September of 2001 is being amortized over 5 years using the straight-line method.  At December 31, 2001, $2,768 remained and $102 of amortization expense had been incurred.  See Note 3 related to new accounting standards.

Derivatives Designated as Hedges

        The Company tests the fair value and cash flow hedges related to its mortgage loans held-for-sale and mortgage servicing rights available-for-sale both at inception and on an ongoing basis to determine that the derivatives are highly effective in offsetting changes in fair values or cash flows of the respective hedged items.

If a derivative fails to meet hedge effectiveness tests, if hedge designation for a derivative is dropped, or if the asset or liability being hedged is disposed of, the derivative is marked-to-market through the income statement.

Income Taxes

        The Company records taxes under an asset and liability approach, recognizing deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Current taxes payable (receivable) of $11,520 and $(10,696) for the years ended December 31, 2001 and 2000, are included in other assets and liabilities.

Statements of Cash Flows

        The Company has adopted the indirect method of reporting cash flows. The Consolidated Statements of Cash Flows has been restated for 2000 and 1999 for the effects of discontinued operations resulting from the sale of Laureate Capital Corp. in 2000.

Note 3 — New Accounting Pronouncements:

SFAS NO. 133

      In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133.  SFAS No. 133, as amended by SFAS Nos. 137 and 138, establishes accounting and reporting standards for derivative instruments and hedging activities.  It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.  If certain conditions are met, a derivative may be specifically designated as (1) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (2) a hedge of the exposure to variable cash flows of a forecasted transaction or (3) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign-currency denominated forecasted transaction.  The Company adopted SFAS No. 133 on January 1, 2001.

     Under the transition rules of SFAS No. 133, as of January 1, 2001, the Company recognized the value of derivatives on its balance sheet.  It recognized in a separate line in its income statement the cumulative effect of the change in accounting principles for SFAS No. 133.  That cumulative effect was the difference between retained earnings at December 31, 2000 and the amount of retained earnings that would have been reported at that date if SFAS No. 133 had been retroactively applied to all prior periods.

The table below highlights the impact of this transition adjustment.

	Balance Sheet
($ in thousands)						Cumulative
	Derivative	Tax	Derivative	Tax		Effect of
	Assets	Asset	Liabilities	Liability	OCI	Change
Rate lock commitments	$1,366	$—	$—	$509	$—	$857
Derivatives hedging rate lock commitments	308	663	1,779	115	—	(923)
Pairoffs of derivatives	55	70	187	21	—	(83)
Derivatives hedging loans held-for-sale	—	1,703	4,568	—	(2,865)	—
Derivatives swapping variable rate debt to fixed rate debt	—	659	1,745	—	(1,086)	—
Total impact	$1,729	$3,095	$8,279	$645	$(3,951)	$(149)

In addition to the cumulative effect adjustment above, SFAS No. 133 resulted in a decrease in net income net of tax of $3.1 million ($0.19 per share) for the twelve months ended December 31, 2001.  The pro forma effect on net income and earnings per share for years prior to December 31, 2001 could not be determined.

SFAS NO. 142

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No.142, “Goodwill and Other Intangibles” (SFAS No. 142).  SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, “Intangible Assets”.  Under SFAS No. 142, amortization of past and future intangible assets that have indefinite useful lives will be eliminated, and, instead, such assets will be subjected to an impairment assessment at least annually. The FASB has concluded that goodwill has an indefinite useful life and will not be amortized under any circumstances.  SFAS No. 142 is effective for all fiscal quarters of all fiscal years beginning after December 15, 2001.  Consistent with the provisions of SFAS No. 142, as of January 1, 2002, the Company will discontinue any further amortization of goodwill, will at least annually assess goodwill for impairment, and will report on its balance sheet the carrying value of its goodwill less adjustments for impairment, if any.  The adoption of SFAS No. 142 will eliminate approximately $700 of goodwill amortization on an annual basis.

Note 4 — Receivables:

        Receivables consist primarily of amounts due to the Company related to sales of mortgage servicing rights and mortgage-backed securities and advances of delinquent principal, interest, tax and insurance payments related to loans serviced.  Management does not anticipate losses on realization of the receivables.  Receivables consist of the following:

	December 31,
	2001	2000
Mortgage servicing rights sales, net of reserves	$37,436	$19,083
Servicing advances	8,615	6,601
Receivable from sale of mortgage-backed-securities	67,417	25,866
Other	2,279	11,548
	$115,747	$63,098

Note 5 — Lease Receivables:

        Lease receivables are summarized as follows:

	December 31,
	2001	2000
Lease receivables	$170,657	$238,520
Less-Unearned discount	(28,008)	(42,961)
Less-Allowance for lease losses	(3,851)	(3,782)
	$138,798	$191,777

        The components of the Company’s investment in lease receivables are summarized as follows:

	December 31,
	2001	2000
Minimum lease payments due from lessees	$158,675	$222,079
Estimated residuals	5,447	7,191
Initial direct costs, net	6,535	9,250
	$170,657	$238,520

        At December 31, 2001, the maturities of minimum lease receivables, including lease residuals, are as follows:

2002	$68,307
2003	48,209
2004	29,845
2005	12,473
2006	5,251
2007 and thereafter	37
$164,122

Leases represent unconditional obligations of the lessees to pay all scheduled payments and require the lessees to assume all responsibility with respect to the equipment, including the obligation to pay all costs relating to its operation, maintenance, repair, sales and property taxes and insurance.  At December 31, 2001 and 2000, the average lease size was approximately $21 and $24, respectively, and there were 13 leases and 28 leases, respectively, with a current lease receivable in excess of $250.

At December 31, 2001 and 2000, respectively, the equipment covered by approximately 18% and 16% of the Company’s net lease receivables was located in the state of California, approximately 8% and 7% was located in the state of Florida and approximately 8% and 7% was located in the state of Texas. At December 31, 2001 and 2000, respectively, approximately 15% and 16% of the Company’s net lease receivables were collateralized by computer equipment and 4% and 5% were collateralized by titled equipment.

        The Company’s leases are collateralized by the equipment subject to the leases.  In most instances, the Company requires a security deposit equal to one monthly payment and personal guarantees.  In addition, where considered necessary, other credit enhancements are obtained.  At December 31, 2001, the Company held security deposits and sales and property taxes for the benefit of lessees of $6,078.

      During the fourth quarter, the Company sold $55,805 of leases to NetBank, a federal saving bank, on a servicing retained basis.  The Company recorded a gain of $297 related to the transaction net of recording a loss of $1,333 on hedges underlying the aforementioned leases.  The Company, pending regulatory and shareholder approval, has agreed to be acquired by NetBank, Inc., the parent company of NetBank.  On February 1, 2002, the Company sold an additional $131,706 of leases to NetBank.

Note 6 — Fair Value and Impairments of Mortgage Servicing Rights:

        For purposes of evaluating its mortgage servicing portfolio for impairment, the Company disaggregates its portfolio into two primary segments: available-for-sale and held-for-sale.

        The segment of the portfolio designated as available-for-sale is composed of servicing rights that were purchased in bulk transactions or that were retained out of production pursuant to individual portfolio retention decisions.  The available-for-sale portfolio is disaggregated for purposes of measuring potential impairments according to defined risk tranches.  The Company has defined its risk tranches based upon interest rate band and product type.  With respect to each such risk tranche, the fair value thereof, which is based upon an internal analysis that considers current market conditions, prevailing interest, prepayment speed and default rates and other relevant factors, is compared to amortized carrying values of the mortgage servicing rights for purposes of measuring potential impairment. The Company uses Constant Maturity Treasury rate (CMT) floors, Constant Maturity Swap rate (CMS) floors and forward purchase contracts on FNMA mortgage backed securities (FNMA TBA) to protect itself against interest and prepayment risk on its available-for-sale portfolio.  At December 31, 2001 and 2000 the following amounts related to the available-for-sale portfolio:

Residential Mortgage Servicing

At December 31, 2001

At December 31, 2000

Underlying unpaid principal balance	$4,360,352		$5,480,930
Fair value of related mortgage servicing rights	$88,570		$117,626
Fair value/underlying unpaid principal balance	2.03%		2.15%
Net carrying value of related mortgage servicing rights	$85,627		$108,543
Net carrying value/underlying unpaid principal balance	1.96%		1.98%
Weighted average note rate	7.38%		7.40%
Weighted average service fee	0.43%		0.42%
Net basis expressed as a multiple of weighted average service fee	4.56	x	4.72	x

        At December 31, 2001, key economic assumptions and the sensitivity of the current fair value of available-for-sale servicing cash flows to immediate 10% and 20% adverse changes in those assumptions are as follows:

Servicing
Available-for-Sale
Fair Value	$88,570
Weighted average life in years	5.4

Prepayment speed assumption (annual rate)	13.6%
Impact on fair value of 10% adverse change	(4,414)
Impact on fair value of 20% adverse change	(8,607)
Discount rate	8.98%
Impact on fair value of 10% adverse change	(3,068)
Impact on fair value of 20% adverse change	(5,939)

        The sensitivities above are hypothetical and should be used with caution.  As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear.  Also, in the table above, the effect of a variation in a particular assumption on the fair value of the available-for-sale servicing rights is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

        The following summarizes changes in the impairment reserve for the year ended December 31, 2001:

Balance January 1, 2001	$108
Provision	14,201
Balance December 31, 2001	$14,309

        The segment of the portfolio designated as held-for-sale is composed of recently produced servicing rights that are scheduled for sale and have been allocated to specific forward servicing sales contracts.  The held-for-sale portfolio is disaggregated for purposes of measuring possible impairments according to the specific forward sales contracts to which allocated, which the Company has determined to be the appropriate approach to disaggregation by predominant risk characteristic for this portfolio segment.  For each such risk tranche, the fair value is based upon the allocated forward committed delivery price, which is compared to amortized carrying value for purposes of measuring potential impairment. At December 31, 2001 and 2000, the following amounts related to the held-for-sale portfolio:

Residential Mortgage Servicing

At December 31, 2001

At December 31, 2000

Underlying unpaid principal balance	$2,410,127		$1,996,463
Fair value of related mortgage servicing rights	$64,257		$52,128
Fair value/underlying unpaid principal balance	2.67%		2.61%
Net carrying value of related mortgage servicing rights	$61,386		$52,223
Net carrying value/underlying unpaid principal balance	2.55%		2.62%
Weighted average note rate	6.76%		8.17%
Weighted average service fee	0.49%		0.45%
Net basis expressed as a multiple of weighted average service fee	5.20	x	5.82	x

Note 7 — Premises and Equipment:

        Premises and equipment are summarized as follows:

	Estimated Useful Lives	December 31,
		2001	2000
Building	25 years	$7,460	$7,407
Building improvements	10-15 years	1,691	1,336
Furniture, fixtures and equipment	5-10 years	42,193	40,985
		51,344	49,728
Less-Accumulated depreciation		(21,584)	(22,054)
		29,760	27,674
Land		3,097	3,097
		$32,857	$30,771

Depreciation expense was $11,237 in 2001, $7,339 in 2000, $6,633 in 1999.

Note 8 — Lease Commitments:

        The Company has entered into various non-cancelable operating lease agreements, primarily for office space.  Certain of these leases contain renewal options and escalation clauses.  At December 31, 2001, the annual minimum rental commitments for non-cancelable leases with remaining terms in excess of one year are as follows:

2002	$5,870
2003	4,866
2004	3,440
2005	2,830
2006	2,537
2007 and thereafter	2,073
$21,616

        Minimum rental commitments have not been reduced by minimum sublease rentals of $4,292 due in the future under non-cancelable subleases.  Rent expense for operating leases, net of sublease rental income of $555, $169, and $387, was $3,108, $3,249, and $4,304 in 2001, 2000, and 1999, respectively.

Note 9 — Short-term and Long-term Borrowings:

        The Company’s primary cash-flow requirement involves the funding of loan production, which is met primarily through external borrowings.  In July 2001, the Company and its wholly owned subsidiaries RBMG, Inc., Meritage Mortgage Corporation, MG Reinsurance Company and RBMG Asset Management Company, Inc. (not including the Company, the Restricted Group), entered into an amended $326.5 million revolving credit agreement provided by a syndicate of unaffiliated banks. The agreement expires in July 2002.  The credit agreement includes covenants requiring the Restricted Group to maintain (i) a minimum net worth of $150 million, plus 65% of the Restricted Group’s positive net income for each quarter commencing with the quarter ending June 30, 2001, plus 90% of capital contributions to the Restricted Group after July 25, 2001, minus restricted payments, (ii) a minimum tangible net worth of $140 million, plus 65% of the Restricted Group’s positive net income for each quarter commencing with the quarter ending June 30, 2001, plus 90% of capital contributions to the Restricted Group after July 25, 2001, minus restricted payments, (iii) a ratio of total Restricted Group liabilities to tangible net worth of not more than 8.0 to 1.0, excluding debt incurred pursuant to certain gestation and repurchase financing agreements, (iv) RBMG, Inc.’s eligibility as a servicer of Ginnie Mae, FHA, VA, Fannie Mae and Freddie Mac mortgage loans, (v) a mortgage servicing rights portfolio with an underlying unpaid principal balance of at least $4 billion and (vi) a ratio of consolidated cash flow to consolidated interest expense (these terms are defined in the loan agreement) of at least 1.25 to 1.00 for any period of two consecutive fiscal quarters (the interest rate coverage ratio).  The Company also is required to maintain $10 million of liquidity pursuant to the agreement.  The covenants also limit the Company’s dividends to 35% of the prior quarter’s consolidated net income, and restrict the Company from repurchasing its stock.  Provisions of the agreement also restrict the Restricted Group’s ability to engage significantly in any type of business unrelated to the mortgage banking and lending business and the servicing of mortgage loans.  At December 31, 2001 and 2000, the total amounts outstanding under this facility and its predecessor were $326,500 and $380,110, respectively.

        In July 2001, the Company’s subsidiaries, RBMG, Inc. and Meritage Mortgage Corporation, entered into a $75 million warehouse line of credit that expires in July 2002.  The credit agreement includes covenants similar to those described above.  The total amount outstanding under this agreement was $67,246 at December 31, 2001.

        RBMG, Inc., Meritage Mortgage Corporation and RBMG PFC are parties to a $100 million commercial paper conduit facility that expires in April 2002.  The facility has covenants similar to those discussed previously.  The total amount outstanding under this agreement was $75,000 at December 31, 2001.

        In October 2001, RBMG, Inc. entered into an uncommitted gestation financing arrangement to deliver eligible FNMA pools.  This agreement also provides the Company with a $325 million master repurchase facility for eligible FNMA whole loans.  At December 31, 2001 the total amount outstanding under the repurchase facility was $92,675.

        RBMG, Inc. is party to another uncommitted gestation financing arrangement.  RBMG, Inc is also party to a $175 million master repurchase agreement associated with this agreement.  The interest rate on funds borrowed is based on a spread over the federal funds and or 30-day libor rate.  At December 31, 2001 and 2000, the total amounts outstanding under this facility and its predecessor were $137,010 and $128,287, respectively.

        Republic Leasing has a $135 million credit facility to provide financing for its leasing portfolio.  The credit agreement matures in March 31, 2002 and contains various covenants regarding characteristics of the collateral and the performance of the leases originated and serviced by Republic Leasing. The credit agreement also requires the Company to maintain a minimum net worth of $60 million and Republic Leasing to maintain a ratio of total liabilities to net worth of no more than 10.0 to 1.0.  At December 31, 2001 and 2000, the total amounts outstanding under this facility and its predecessor were $115,136 and $161,250, respectively.

        Meritage Mortgage Corporation, RBMG, Inc. and a bank are parties to a master repurchase agreement, pursuant to which Meritage and RBMG, Inc. may deliver eligible non-conforming mortgage loans in an aggregate principal amount of up to $300 million to the bank.  The master repurchase agreement expires in July 2002.  At December 31, 2001 and 2000, the total amounts outstanding under this facility and its predecessor were $256,152 and $141,989, respectively.

        RBMG, Inc. has entered into a $10.0 million unsecured line of credit agreement that expires in December 2002.  The interest rate on funds borrowed is based upon the prime rate announced by a major money center bank.  At December 31, 2001 the total amount outstanding under this facility was $10,000.

        The Company executed a $6.6 million note in May 1997.  This debt is secured by the Company’s former corporate headquarters.  The terms of the related agreement require the Company to make 120 equal monthly principal and interest payments based upon a fixed interest rate of 8.07%.  The note contains covenants similar to those previously described.  At December 31, 2001 and 2000, the total amounts outstanding under this facility and its predecessor were $6,145 and $6,259, respectively.

        The Company and its subsidiaries were in compliance with the various debt covenants in place at December 31, 2001.  Although management anticipates continued compliance with current debt covenants, there can be no assurance that the Company and its subsidiaries will be able to comply with the debt covenants of these financing agreements.  Failure to comply could result in the loss of the related financing.  The weighted average cost of funds was 5.20% and 7.01% for the years 2001 and 2000, respectively.

Note 10 — Capital Transactions:

        The Company increased its regular quarterly cash dividends from $0.10 per share to $0.11 per share in the second quarter of 1999.  The Company has continued to pay a quarterly cash dividend of $0.11 per share through the fourth quarter of 2001.

        The Company has a dividend reinvestment plan (DRIP), which offers stockholders a method of reinvesting cash dividends in the Company common stock at a five percent discount from market prices.  The Company reserves the right to modify the pricing terms and any other provisions of the DRIP at any time.  The DRIP agent purchases either original issue or treasury shares from the Company or the DRIP agent purchases shares on the open market.  The Board of Directors has authorized the issuance of 4,099,985 shares under the DRIP.  Through December 31, 2001, there were 1,953,908 shares issued under the DRIP.

The Company’s Board of Directors has authorized the repurchase of up to $82,000 of the Company’s common stock in either open market transactions or in private or block trades as of December 31, 2001. This includes the Board’s 2001 authorization of the repurchase of up to an additional $5,000 of common stock in either open market transactions or in private or block trades over a period of twelve months ending February 2, 2002. Effective July 1, 2001 the Company entered into certain line of credit agreements that include debt covenants prohibiting the repurchase of common shares.  No shares have been acquired since June 27, 2001.  Through December 31, 2001, $79,939 of the Company’s common stock has been repurchased.  At December 31, 2001, there were 14,970,144 shares held in the Company’s treasury account at an average cost of $10.09 per share.

Note 11 — Income Taxes:

        Income tax expense (benefit) consists of the following:

	For the Year Ended December 31,
	2001	2000	1999
Current:
Federal	$11,021	$(10,045)	$1,871
State	499	(651)	(744)
Total current	11,520	(10,696)	1,127

Deferred:
Federal	1,925	(11,259)	821
State	34	(2,238)	764
Total deferred	1,959	(13,497)	1,585
Total tax expense (benefit)	$13,479	$(24,193)	$2,712

                Income tax expense (benefit) is included in the financial statements as follows:

	For the Year Ended December 31,
	2001	2000	1999

Continuing operations	$13,479	$(24,100)	$2,307
Discontinued operations	—	(93)	405
Total tax expense (benefit)	$13,479	$(24,193)	$2,712

        Current income tax expense (benefit) represents the approximate amount payable (receivable) for each of the respective years.  The above current and deferred balances reflect certain reclassifications made as a result of prior year returns.  During 1999 the Company qualified for state tax credits of $275 reducing current state tax expense that otherwise would have been payable for each year.

        The effective tax rate varied from the statutory federal tax rate of 35% for 2001, 2000 and 1999 due to the following:

	For the Year Ended December 31,
	2001		2000		1999
	Amount	% of Pretax Income	Amount	% of Pretax loss	Amount	% of Pretax Income
Tax expense (benefit) at statutory rate	$12,536	35.0%	$(23,272)	35.0%	$3,022	35.0%
State tax, net of federal benefit	697	2.0%	(1,874)	2.8%	64	0.8%
Other, net	246	0.7%	953	(1.4%)	(374)	(4.3%)
	$13,479	37.7%	$(24,193)	36.4%	$2,712	31.5%

Deferred tax (assets) liabilities are summarized as follows:

	December 31,
	2001	2000
Mark-to-market	$(3,070)	$(260)
Reserves and other accrued expenses	(9,662)	(6,688)
NOL carryforwards	(2,089)	(17,050)
Deferred tax asset	(14,821)	(23,998)
Intangible assets	47,331	52,757
Depreciation	5,382	7,146
Other, net	27	55
Deferred tax liability	52,740	59,958
Net deferred tax liability	$37,919	$35,960

        There are no valuation allowances provided for any of the Company’s deferred tax assets based on management’s belief that it is more likely than not that deferred tax assets will be realized.  During 2001 and 2000, non-qualified stock options were exercised generating a tax benefit of $232 and $10, respectively.  This benefit is reflected in additional paid-in capital.  At December 31, 2001, the Company had state NOL carryforwards that expire at various times from 2006 to 2021.

Note 12 — Stock Options and Restricted Stock Plan:

        Contemporaneous with the Company’s initial public offering, certain executives of the Company were granted options to purchase 901,310 shares of common stock of the Company at the initial offering price of $5.83 per share. The options have a term of ten years and expire in June 2003. At December 31, 2001 50,555 of the outstanding executive options were exercisable.  No additional options have been granted since inception. During 2001, 500,655 options were exercised.  No options were exercised during 2000.  The 50,555 outstanding options were subsequently exercised in 2002.

        Certain executive officers, in connection with their recruitment, became entitled to receive restricted stock as part of their compensation. The Company issued restricted shares at the issuance prices summarized as follows:

Issuance Date	Restricted Shares Issued	Issuance Price Per Share
February 1, 1999	93,520	15.01

        On October 21, 1993, the Company adopted a phantom stock plan that provided for the awarding of up to 450,655 deferred compensation units to officers and certain key employees.  The plan specified a five-year vesting schedule.  In addition, from time to time the Board of Directors approved participation in a special phantom stock plan for certain officers of the Company. During 1996, the Company terminated all of its phantom stock plans and canceled all outstanding grants thereunder. In connection therewith, each former participant in the phantom stock plan was awarded an option under a new non-qualified stock option plan for each unit canceled under the phantom stock plans.  Other terms of the awarded options were substantially similar to the underlying canceled units. The number of initially authorized units under the non-qualified stock option plan was 223,817.  Since forfeited units under the plan do not become available for reissuance, no units are available for future grants under this plan.

Activity in the non-qualified stock option plan is summarized below:

	Units	Units	Units	Units
Non-qualified Stock Option Plan:	Granted	Exercised	Forfeited	Outstanding
Balance at December 31, 1997	223,817	—	—	223,817
— 1998 activity	—	(60,815)	(38,801)	(99,616)
Balance at December 31, 1998	223,817	(60,815)	(38,801)	124,201
— 1999 activity	—	(545)	(135)	(680)
Balance at December 31, 1999	223,817	(61,360)	(38,936)	123,521
— 2000 activity	—	—	(35,036)	(35,036)
Balance at December 31, 2000	223,817	(61,360)	(73,972)	88,485
— 2001 activity	—	(2,604)	(20,438)	(23,042)
Balance at December 31, 2001	223,817	(63,964)	(94,410)	65,443

        Of the 65,443 units outstanding at December 31, 2001 under the non-qualified stock option plan, the following are exercise prices and percents vested:

Expiration Date	Units Outstanding	Exercise Price	Percent Vested
September 1, 2006	26,288	$6.93	100%
September 1, 2006	21,459	6.87	100%
November 8, 2006	17,696	10.64	100%

        During 1995, the Company established an Omnibus Employee Stock Award Plan (the Omnibus Plan).  The Omnibus Plan was amended and restated in its entirety effective October 31, 1997 primarily to increase the number of authorized shares under the plan.  The purpose of this plan is to provide key employees who are largely responsible for the Company’s growth and continued success with the opportunity to have or increase their proprietary interest in the Company through the granting of any one, or any combination, of options, stock appreciation rights, restricted stock and unrestricted stock.  This plan is authorized to issue up to 2,010,635 units.  Most options vest 20% on the date of grant and 20% each year thereafter on the anniversary date of the grant and expire 10 years after the grant date.  Other vesting periods for options under the Omnibus Plan granted are 100% after one year or 100% immediately.

        During 2000 and 2001, options were granted under the Omnibus Plan under the names “Sweet 16” and “21 Again”.  These options were granted to non-officer employees to provide further incentive for employees to “run the Company like they own it”.  These options do not vest until the stock price of the Company reaches $16 per share and $21 per share, respectively.

Activity in the Omnibus Plan is summarized below:

	Units	Units	Units	Units
Omnibus Plan:	Granted	Exercised	Forfeited	Outstanding
Balance at December 31, 1997	593,293	—	—	593,293
— 1998 activity	430,500	(10,150)	(32,700)	387,650
Balance at December 31, 1998	1,023,793	(10,150)	(32,700)	980,943
— 1999 activity	25,000	—	(55,875)	(30,875)
Balance at December 31, 1999	1,048,793	(10,150)	(88,575)	950,068
— 2000 activity	828,549	(22,316)	(829,894)	(23,661)
Balance at December 31, 2000	1,877,342	(32,466)	(918,469)	926,407
— 2001 activity	855,758	(77,050)	(234,615)	544,093
Balance at December 31, 2001	2,733,100	(109,516)	(1,153,084)	1,470,500

        Of the 1,470,500 units outstanding at December 31, 2001 under the Omnibus Employee Stock Award Plan, the following are exercise prices and percents vested:

Expiration	Units	Exercise	Percent
Date	Outstanding	Price	Vested
November 8, 2006	5,250	$13.85	100%
January 29, 2007	10,500	13.20	100%
April 18, 2007	15,750	14.53	100%
April 13, 2008	24,500	16.44	80%
January 3, 2010	3,000	4.56	40%
January 10, 2010	80,000	4.50	40%
Various	113,392	4.63	Various
May 15, 2010	3,000	4.81	40%
June 1, 2010	148,750	4.75	40%
June 1, 2010	114,250	4.75	0%
July 10, 2010	16,000	4.13	40%
July 27, 2010	40,000	4.00	40%
September 1, 2010	7,400	5.19	40%
September 19, 2010	60,000	5.69	40%
October 25, 2010	12,500	5.88	40%
November 15, 2010	1,500	6.06	40%
February 1, 2011	316,742	7.81	20%
February 1, 2011	18,500	7.81	0%
March 19, 2011	3,000	7.75	20%
May 4, 2010	2,991	7.73	0%
May 3, 2010	21,025	7.60	0%
May 3, 2010	1,480	7.50	0%
July 10, 2010	2,142	7.70	0%
May 3, 2010	6,078	7.46	0%
June 1, 2011	10,000	7.25	20%
June 1, 2001	172,750	7.25	0%
June 25, 2011	50,000	9.00	20%
June 25, 2011	50,000	10.00	20%
June 25, 2011	50,000	11.00	20%
June 25, 2011	50,000	12.00	20%
June 25, 2011	50,000	13.00	20%
September 14, 2011	10,000	8.55	20%

        During 1995, the Company established a Formula Stock Option Plan.  The purpose of this plan is to provide annually (on each September 1) to the non-employee directors of the Company options to purchase 10,000 shares of the common stock of the Company.  All options vest 20% on the date of grant and 20% each year thereafter on the anniversary date of the grant and expire ten years after the grant date.  The plan is authorized to issue up to 420,000 shares of common stock.

Options granted include:

Grant Date

Units Granted

Exercise Price

September 1, 1995	56,175	$14.16
September 1, 1996	56,175	11.79
September 1, 1997	52,500	15.91
September 1, 1998	60,000	15.75
September 1, 1999	60,000	6.00

Through 1999 the Company’s option plans were considered fixed stock award plans for accounting purposes.  Accordingly, total compensation expense for these fixed plans is measured as the difference between the market value on the date of the grant over the exercise price which fixed total expense is then recognized over the vesting period.  Compensation expense related to fixed stock awards (exclusive of the restricted stock plan which is expensed as incurred) was $(483), $(14), and $351 for 2001, 2000, and 1999, respectively.  As a result of the decrease in market price for the Company’s stock during 1999 and 2000, many outstanding options were priced far “out of the money”, providing little incentive to recipients.  Accordingly, during the second quarter of 2000, the Company repriced to current market price and simultaneously reduced the number of options of certain officers. Accounting principles require that once an option has been repriced, it must be accounted for as a variable option until it is exercised, forfeited or expires unexcercised.  For vesting purposes, the original grant date will be used for these options. For variable options, compensation is adjusted for subsequent increases in intrinsic value (i.e., measured by changes in the quoted market price of the stock) in each reporting period after the repricing date. This additional compensation is recognized over the remaining vesting period (from repricing date to vesting date).  If the market price subsequently declines, previously recognized compensation would be reversed. After awards vest, adjustments to additional compensation for changes in intrinsic value are recognized as compensation expense immediately.  The Company recognized $470 and $286 of compensation expense related to variable options during 2001 and 2000, respectively.  At December 31, 2001 and 2000, 93,392 and 130,024, respectively, of the Company’s outstanding options were accounted for as variable options.

        On February 22, 2000, the Company made special awards of 30,768 options at an exercise price of $4.0625 to two members of the Board of Directors under the MSC Stock Option Agreement.  Such options are exercisable, in whole or in part, at any time and from time to time during the option period, but not thereafter.  The option period begins on February 22, 2000 and expires ten years from such date.  At December 31, 2001 none of these options had been exercised.

        On July 27, 2000, the Company established the Outside Directors Plan to provide incentives for non-officer directors, who are responsible in part for the Company’s growth and financial success.  This plan is authorized to issue up to 400,000 units. Options vest 20% on the date of grant and 20% each year thereafter on the anniversary date of the grant and expire 10 years after the grant date.

Activity in the Outside Director’s Plan is summarized as below:

	Units	Units	Units	Units
Outside Director’s Plan:	Granted	Exercised	Forfeited	Outstanding
Balance at December 31, 1999	—	—	—	—
— 2000 activity	100,000	—	—	100,000
Balance at December 31, 2000	100,000	—	—	100,000
— 2001 activity	137,162	(4,000)	(16,000)	117,162
Balance at December 31, 2001	237,162	(4,000)	(16,000)	217,162

Of the 217,162 units outstanding at December 31, 2001, the following are exercise prices and percents vested:

Expiration Date	Units Outstanding	Exercise Price	Percent Vested
July, 27, 2010	40,000	$4.00	40%
September 1, 2010	40,000	5.19	40%
May 1, 2010	57,162	7.70	100%
September 1, 2011	80,000	8.95	20%

The Company accounts for options using APB No. 25, “Accounting for Stock Issued to Employees.”  For purposes of providing the pro forma disclosures required under SFAS No. 123, the fair value of stock options granted in 2001, 2000, and 1999 was estimated at the date of grant using a Black-Scholes option pricing model.  The Black-Scholes option pricing model was originally developed for use in estimating the fair value of traded options which have different characteristics than the Company’s employee stock options.  The model is also sensitive to changes in the subjective assumptions which can materially affect fair value estimates.  As a result, management believes that the Black-Scholes model may not necessarily provide a reliable single measure of the fair value of employee stock options.

For purposes of SFAS No. 123, each award was separately valued using the 10 year CMT rate on the date of grant as the risk-free interest rate.  The expected life of each grant was assumed to be equal to the term to expiration as of the grant date.  The expected dividend yield was established based upon the dividend policies of the Company as of the date of award.  Finally, for purposes of assigning a volatility factor, the historical 100 day volatility factor was reviewed for selected points in time over the past and a range of 43% to 83% was assigned to the 2001, 2000, and 1999 awards for purposes of the SFAS No. 123 valuation.

The following is a summary of the significant assumptions used in the SFAS No. 123 valuation and the average fair value of the options granted:

	2001	2000	1999
Average risk free interest rate	5.14%	6.23%	5.75%
Average expected life of grants	10 years	10 years	10 years
Average expected dividend yield	$0.44	$0.44	$0.43
Average volatility factor	57.77%	76.20%	68.42%
Average fair value of options granted	$3.91	$1.95	$4.39

For purposes of the required pro forma disclosures, SFAS No. 123 permits straight-line amortization of the estimated fair value of the options over the vesting period.  Had compensation cost for the Company’s 2001, 2000, and 1999 stock-based option awards been determined consistent with the requirements of SFAS No. 123, net income and earnings per share would have been reported as follows for 2001, 2000, and 1999.

	For the Year Ended December 31,
	2001	2000	1999
Net income (loss) as reported	$22,190	$(42,298)	$5,922
After-tax adjustment for SFAS No. 123	(330)	(1,631)	(1,485)
Pro forma net income (loss) as adjusted	$21,860	$(43,929)	$4,437
Pro forma net income (loss) per common share — basic	$1.34	$(2.48)	$0.22
Pro forma net income (loss) per common share — diluted	$1.31	$(2.48)	$0.21

Due to the inclusion of only 2001, 2000, and 1999 option grants, the effects of applying SFAS No. 123 in 2001, 2000, and 1999 may not be representative of the pro forma impact in future years.

Note 13 — Commitments and Contingencies:

The Company was servicing and subservicing 105,929, 81,253 and 87,810 residential loans, with unpaid balances aggregating approximately $12,254,275, $8,690,000 and $9,090,000 at December 31, 2001, 2000 and 1999, respectively.  Related escrow funds totaled approximately $51,619, $42,486 and $44,714 as of December 31, 2001, 2000 and 1999, respectively.  Loans serviced for others and the related escrow funds are not included in the accompanying consolidated balance sheets.

The Company has issued mortgage-backed securities under programs sponsored by Ginnie Mae, Freddie Mac and Fannie Mae.  In connection with servicing mortgage-backed securities guaranteed by Ginnie Mae, Freddie Mac or Fannie Mae, the Company advances certain principal and interest payments to security holders prior to their collection from specific mortgagors.  Additionally, the Company must remit certain payments of property taxes and insurance premiums in advance of collecting them from specific mortgagors and make certain payments of attorney’s fees and other costs related to loans in foreclosure.  These amounts are included in servicing advances under the caption receivables in the accompanying consolidated financial statements.

The Company typically sells the residential mortgage servicing rights associated with its mortgage production into forward sales contracts.  Additionally, from time to time, the Company will sell residential mortgage servicing rights from its available-for-sale portfolio. In 2001, approximately 94% of its total sales under these forward sales contracts were to two major customers. In 2000, approximately 94% of its total sales under these forward sales contracts were to four major customers.

In the ordinary course of business, the Company is exposed to liability under representations and warranties made to purchasers and insurers of mortgage loans and the purchasers of servicing rights.  Under certain circumstances, the Company may be required to repurchase mortgage loans or indemnify the purchasers of loans or servicing rights for losses if there has been a breach of representations or warranties.  Repurchased loans are carried at the lower of cost or estimated recoverable value.  At December 31, 2001, $17,918 of these repurchased loans were included in mortgage loans held-for-sale net of a loss allowance of $2,513. At December 31, 2000, $6,474 of these repurchased loans were included in mortgage loans held-for-sale net of a loss allowance of

$836.  Provision for losses related to the repurchases of loans for the years ended December 31, 2001, 2000 and 1999 totaled $3,648, $2,102 and $5,795 respectively.  The total number of loans repurchased for the years ended December 31, 2001, 2000 and 1999 was 148, 161 and 356, respectively. During 2001, 2000 and 1999 the Company repurchased approximately $15,233, $15,687 and $34,865 of unpaid principal balances, respectively.

In the ordinary course of its business, the Company is from time to time subject to litigation.  The Company is not a party to any material legal proceedings.

Note 14 — Unusual Items:

During 2001, the Company reversed $0.6 million of restructuring reserves that were recorded in 2000 as the result primarily of better than expected execution in the sublease of unused office space and sale of unused furniture and equipment.  Likewise, during 2001, the Company reversed a $0.7 million accrual in its self-insured health plan related to reductions in its workforce that resulted from the 2000 restructuring.  Also, during 2001, the Company recognized charges for the potential impairment of mortgage servicing rights under SFAS No. 140 and No. 133, recognized accelerated amortization of fixed assets and software related to the relocation to new corporate offices and the replacement of its mortgage production software, wrote-off a $1.5 million investment in Intek, incurred expenses related to the pending acquisition by NetBank and incurred additional personnel costs related to the closing of several EquiCredit branches which had been acquired during 2001.  The Company also recognized benefits related to adjustments to employee benefit plans and a gain on the sale of leases to NetBank.

The net impact of these unusual items in 2001 is summarized below by financial statement component and operating division:

	Agency-Eligible		Non-
	Production	Servicing	Conforming	Leasing	Other	Total
Other Income	$—	$(1,134)	$—	$297	$—	$(837)
Salary and employee benefits	1,941	—	(272)	—	—	1,669
Occupancy expense	(2,805)	(674)	119	—	102	(3,258)
Amortization and provision for impairment of mortgage servicing rights	—	(12,889)	—	—	—	(12,889)
General and administrative expenses	—	—	—	—	(2,627)	(2,627)
Net pre-tax effect on continuing operations	(864)	(14,697)	(153)	297	(2,525)	(17,942)
Estimated allocable income taxes	333	5,658	59	(114)	972	6,908
Net after-tax impact on continuing operations	$(531)	$(9,039)	$(94)	$183	$(1,553)	$(11,034)

During 2000, the Company reorganized its management approach to center around business processes and accordingly made certain changes in organization at its agency-eligible and non-conforming units.  These changes resulted in a net increase in the previously established reorganization reserves of $0.7 million for the year.  In connection with the planned reorganization, the Company made certain changes in its senior management team and closed certain regional processing office.  Also, during 2000, the Company (1) marked down its residual interests in prior non-conforming securitizations as a result of changes in valuation assumptions due to changing market conditions; (2) marked down its residual interests in prior securitizations, and the associated residual hedges (including hedge amortization expense) as a result of signing a definitive agreement to sell all of the Company’s residuals; (3) disposed of its commercial mortgage operation, Laureate Capital Corp.; (4) restructured and closed certain regional processing offices; (5) amended its defined benefit pension plan to freeze benefits under the plan;

(6) changed the benefits available to employees under its 401(k) plan; (7) realized a gain on sale of a branch facility; (8) contributed to a fund that will benefit qualified charitable organizations; (9) incurred expenses for consultants who are assisting management in re-engineering work processes; (10) redesignated a lease of a former operations center as a nonoperating lease.

The net impact of these unusual items in 2000 is summarized below by financial statement component and operating division:

	Agency-eligible		Non-	Commercial
	Production	Servicing	conforming	Mortgage	Leasing	Other	Total
Mark-to market on residual interest in non-conforming securitizations	$—	$—	$39,338	$—	$—	$—	$39,338
Residual hedge mark-to-market and amortization	—	—	1,077	—	—	—	1,077
Salary and employee benefits	678	(45)	1,459	—	(22)	234	2,304
Occupancy expense	171	—		—	—	—	171
General and administrative expenses	1,027	—	796	—	—	1,040	2,863
Other income	—	—			—	(392)	(392)
Net pre-tax effect on continuing operations	1,876	(45)	42,670	—	(22)	882	45,361
Estimated allocable income tax	(700)	17	(15,773)	—	8	(330)	(16,778)
Net after-tax impact on continuing operations	1,176	(28)	26,897	—	(14)	552	28,583
Loss on sale of operating assets of Laureate Capital Corp.	—	—	—	1,448	—	—	1,448
Operating loss of Laureate Capital Corp	—	—	—	660	—	—	660
Net after-tax impact	$1,176	$(28)	$26,897	$2,108	$(14)	$552	$30,691

During the fourth quarter of 1999, the Company incurred a $3.8 million ($2.4 million after-tax) charge related to a workforce reduction. The workforce reduction became necessary as the Company adapted to a smaller overall residential mortgage market and intensely competitive pricing conditions.  At December 31, 1999, approximately $2.0 million remained in the accrual related to these workforce reduction charges.  For the period ending December 31, 1999, the workforce reduction is summarized below by financial statement component and operating division:

	Agency-Eligible		Non-

Production

Servicing

conforming

Other

Consolidated

Salary and employee Benefits	$820	$31	$166	$2	$1,019
Occupancy expense	1,780	—	186	190	2,156
General and administrative expenses	448	—	164	2	614
Net pre-tax impact	3,048	31	516	194	3,789
Estimated allocable income tax expense	(1,136)	(12)	(192)	(72)	(1,412)
Net after-tax impact	$1,912	$19	$324	$122	$2,377

Note 15 — Employee Benefits:

On July 1, 1993, the Company established a 401(k) Retirement Savings Plan which is available to all regular, full-time active employees with six months continuous service.  The plan allows employees to contribute up to 15% of their gross earnings on a before-tax basis annually, subject to the maximum established by law.  Employees become eligible to participate in the plan as of January 1 or July 1, following the completion of six months continuous service.  The Company contributes to the plan on a matching basis in an amount determined annually by the Board of Directors. In 1999 and through May 14, 2000, the Company’s match percentage was 100% of the employee’s contribution up to the first 3% of the employee’s gross earnings and a 50% match on the second 3% of the employee’s gross earnings, and the employee vested in the Company’s matching contribution at a rate of 25% per year. Effective May 15, 2000, the Plan was amended to (1) establish an additional employer contribution equal to 2% of the participant’s compensation earned after January 1, 2000, (2) delete the employment on the last day of the Plan year and six months of service requirements for employer contributions allocation, and (3) change the vesting requirements for employer profit sharing contributions from five year cliff vesting to four year graded vesting. The Company recorded $2,105, $1,843, and $1,136 of matching contributions as compensation expense during 2001, 2000, and 1999, respectively.

On January 1, 1994, the Company established a defined benefit pension plan covering substantially all employees. As of May 31, 2000, the Company amended its defined benefit pension plan to freeze benefits under the plan. The impact of the curtailment of pension plan benefits and the change of 401(k) benefits was to reduce pension expense for 2000 by $950.  Pursuant to the amendment, the Plan will continue to pay out benefits as required by the Plan, and all participants became immediately 100% vested in their accrued retirement benefits.  However, as a frozen plan, the growth of benefits under the Plan ceased, and no new employees become eligible to participate in the Plan.

Effective January 1, 1995, the Company established a non-qualified unfunded Pension Restoration Plan (Restoration Plan).  The purpose of the Restoration Plan is to provide certain retirement benefits for eligible employees.  Under the Restoration Plan, retirement benefits are based upon years of service and the employee’s level of compensation during the last five years prior to retirement.  In 2001, the Company amended the Restoration Plan to freeze benefits under the plan.  The impact of the curtailment of pension plan benefits was to reduce pension expense for 2001 by $311. Pursuant to the amendment, the Plan will continue to pay out benefits as required by the Plan, and all participants, unless already 100% vested, will continue to vest in their accrued retirement benefits.  However, as a frozen plan, the growth of benefits under the Plan ceased, and no new employees become eligible to participate in the Plan.

Effective January 1, 1998, the Company established a non-qualified unfunded Supplemental Executive Retirement Plan (SERP).  The purpose of the SERP is to provide certain retirement benefits for eligible employees.  Under the SERP, retirement benefits are based upon the employee’s level of compensation during the high five years of the last 10 years prior to retirement.

The combined pension expense for all three defined benefit plans included the following:

	For the Year Ended December 31,
	2001	2000	1999
Service cost	$287	$881	$1,900
Interest cost	701	784	786
Expected return on assets	(297)	(313)	(204)
Amortization of prior service cost	199	249	316
Amortization of actuarial loss	—	(18)	79
Curtailment credit	(311)	(950)	(220)
	$579	$633	$2,657

Change in the combined projected benefit obligation under the plans at December 31, 2001 and 2000 is as follows:

	December 31,
	2001	2000
Net benefit obligation at beginning of year	$9,663	$10,220
Service cost	287	881
Interest cost	701	784
Plan amendments	156	—
Actuarial (gain) loss	410	(24)
Curtailments	(781)	(2,043)
Benefits paid	(183)	(156)
Net benefit obligation at end of year	$10,253	$9,663

The combined change in the plans’ assets for the years ended December 31, 2001 and 2000 were:

	December 31,
	2001	2000
Fair value of plan assets at beginning of year	$3,666	$3,443
Actual return on plan assets	(393)	(324)
Employer contributions	58	703
Benefits paid	(183)	(156)
Fair value of plan assets at end of year	$3,149	$3,666

Funded status at end of year	$(7,104)	$(5,997)
Unrecognized net actuarial (gain) loss	1,216	441
Unrecognized prior service cost	1,922	2,110
Net amount recognized at end of year	$(3,967)	$(3,446)

Amounts recognized in the consolidated balance sheet for the combined plans consist of:

	December 31,
	2001	2000
Prepaid benefit cost *	$—	$188
Accrued benefit cost **	(6,650)	(3,634)
Additional minimum liability	—	(1,791)
Intangible asset	1,812	1,791
Unrecognized actuarial loss	871	—
Net amount recognized at end of year	$(3,967)	$(3,446)

*      The $188 prepaid benefit cost at 2000 relates to the defined benefit pension plan.

**    At December 31, 2001, accrued benefit cost consisted of  ($605), ($636), and ($5,409), for the defined benefit pension plan, pension restoration plan, and the supplemental executive retirement plan, respectively. At December 31, 2000, accrued benefit cost consisted of  ($877) and ($2,757) for the pension restoration plan and the supplemental executive retirement plan, respectively.

Weighted-average assumptions used in accounting for the plans as of fiscal year-end were:

	2001	2000	1999
Discount rate	7.25%	7.75%	8.00%
Expected return on plan assets	8.00%	8.00%	8.00%
Rates of compensation increase-SERP	3.30%	3.30%	3.30%
Rates of compensation increase all other plans	4.00%	4.00%	4.00%

On January 1, 1995, the Company established the Stock Investment Plan (the Stock Plan) covering substantially all employees.  Under the Stock Plan, eligible employees may make contributions, through payroll deductions, to acquire common stock of the Company.  The purchase price of such stock will be equal to 85% of the fair market value on the purchase date with the Company subsidizing the remaining 15% of the cost.  The Company is responsible for custodian charges (including brokerage expenses incurred in connection with the purchase of shares) and all costs of maintaining and executing transfers.  This plan will continue until 725,529 shares of stock have been purchased by employees.  The Company has subsidized approximately $24, $46, and $113 relating to the noncompensatory Stock Plan discount for 2001, 2000, and 1999, respectively.  Through December 31, 2001, there were 428,441 shares issued under the Stock Plan.

On January 1, 1995, the Company established the Employee Stock Ownership Plan (ESOP) covering substantially all employees.  Contributions to the ESOP, which are at the discretion of and determined annually by the Board of Directors, are not to exceed the maximum amount deductible under the applicable sections of the Internal Revenue Code and are funded annually.  However, such contributions must be adequate to meet the required principal and interest payments on the underlying loans discussed below.

In July 2001, the Board of Directors of the Company voted to terminate the Resource Bancshares Mortgage Group, Inc. Employee Stock Ownership Plan and has instructed management to suspend further contributions to the ESOP with the exception of cash dividends paid on the unallocated ESOP shares.  Upon suspension of contributions, participants vested 100% in their respective account balances.

During 2001 and 2000 the ESOP did not borrow from the Company to purchase shares of the Company’s common stock.  Based upon the vote by the Board of Directors of the Company to terminate the plan, all principal loan payments for all loan agreements were suspended in July 2001.  In accordance with this, the ESOP repaid $-0- and $1,603 to the Company in 2001 and 2000, respectively.  An additional $157 and $236 was paid on these loans in 2001 and 2000, respectively, from the cash dividends paid on the unallocated ESOP shares.  For the years ended December 31, 2000 and 1999, 180,432 and 135,355 shares, respectively, were released.  The Company is still obligated to release shares relating to 2001.  However, as of December 31, 2001, the trustee had not determined the number of shares to be released.  Compensation expense related to the ESOP was $281, $1,083, and $1,244 for the years ended December 31, 2001, 2000, and 1999, respectively.  At December 31, 2001, the fair market value of the unallocated shares of stock held under the ESOP Plan was $4,082.

Note 16 — Net Income (Loss) Per Common Share:

The following is a reconciliation of basic earnings per share to diluted earnings per share as calculated under SFAS No. 128 for the years ended December 31, 2001, 2000 and 1999, respectively:

Continuing Operations:

	For the Year Ended December 31,
	2001	2000	1999
Net income (loss) from continuing operations	$22,339	$(40,190)	$5,504
Average common shares outstanding	16,352,767	17,727,445	20,643,166
Earnings (loss) per share — basic	$1.37	$(2.27)	$0.27
Dilutive stock options	320,925	—	156,336
Average common and common equivalent shares outstanding	16,673,692	17,727,445	20,799,502
Earnings (loss) per share — diluted	$1.34	$(2.27)	$0.26

Discontinued Operations:

	For the Year Ended December 31,
	2001	2000	1999
Net income (loss) from discontinued operations	$—	$(2,108)	$418
Average common shares outstanding	16,352,767	17,727,445	20,643,166
Earnings (loss) per share — basic	—	$(0.12)	$0.02
Dilutive stock options	320,925	—	156,336
Average common and common equivalent shares outstanding	16,673,692	17,727,445	20,799,502
Earnings (loss) per share — diluted	$—	$(0.12)	$0.02

On September 29, 2000, the Company closed on an agreement to sell substantially all of the assets of Laureate.  Accordingly, the Company recorded a $1.4 million after-tax charge during the period primarily related to the write-off of intangible assets of Laureate.

Cumulative Effect of Change in Accounting Principles:

	For the Year Ended December 31,
	2001	2000	1999
(Loss) from change in accounting principles (net of tax)	$(149)	$—	$—
Average common shares outstanding	16,352,767	17,727,445	20,643,166
(Loss) per share — basic	$(0.01)	$—	$—
Dilutive stock options	320,925	—	156,336
Average common and common equivalent shares outstanding	16,673,692	17,727,445	20,799,502
(Loss) per share — diluted	$(0.01)	$—	$—

The Company adopted SFAS No. 133 on January 1, 2001 and recorded certain transition adjustments in the manner prescribed in SFAS No. 133.  See Note 3,  “New Accounting Policies,” for further discussion of these adjustments.

Consolidated Results:

	For the Year Ended December 31,
	2001	2000	1999
Net income (loss)	$22,190	$(42,298)	$5,922
Average common shares outstanding	16,352,767	17,727,445	20,643,166
Earnings (loss) per share — basic	$1.36	$(2.39)	$0.29
Dilutive stock options	320,925	—	156,336
Average common and common equivalent shares outstanding	16,673,692	17,727,445	20,799,502
Earnings (loss) per share — diluted	$1.33	$(2.39)	$0.28

Note 17 — Financial Instruments and Risk Management:

The Company is a party to various derivative financial instruments and financial instruments that the Company enters into in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to risks related to fluctuating interest rates.  These financial instruments include mortgage purchase commitments, mandatory delivery commitments, put and call option contracts, swaps, futures contracts and interest rate floor contracts.  The Company uses these financial instruments exclusively for purposes of managing its resale pricing and interest rate risks.

The Company’s mortgage loans held-for-sale are acquired or originated through a network of correspondents and wholesale brokers.  In connection therewith, the Company routinely enters into optional mortgage purchase commitments to acquire or originate specific in-process mortgage loans when and if closed by the counterparty, at the option of the mortgagor.  Mortgage purchase commitments obligate the Company to acquire mortgage loans on a delayed delivery basis, which may extend for a period of 60 days, at a price which is fixed as of the date of the contract.

Accordingly, the Company is subject to the risk that the market value of its on-balance sheet mortgage loans held-for-sale and the mortgage loans it is obligated to purchase under its mortgage purchase commitments may change significantly prior to resale.  In order to limit its resale price exposure for agency-eligible mortgage loans, the Company enters into mandatory delivery commitments which are contracts for delayed delivery of mortgage loans to third parties.  Mandatory delivery commitments obligate the Company to sell agency-eligible mortgage loans on a delayed delivery basis at a price which is fixed as of the date of the contract.  Since the mandatory delivery commitments enable the Company to fix its resale prices for both mortgage loans held-for-sale (for which a fixed price has already been paid) and for anticipated loan closures subject to mortgage purchase commitments (which fix the delayed purchase price for the resultant mortgage loans), these instruments can effectively limit the Company’s resale price exposures.

The percentages of anticipated agency-eligible loan closures under mortgage purchase commitments that are covered by mandatory delivery commitments not allocated to mortgages held-for-sale are monitored continuously.  The Company’s resultant expected exposure to resale pricing risk is continuously adjusted to consider changing expectations regarding anticipated loan closure percentages and other market conditions.  Generally, the Company buys put and call option contracts on U.S. Government Securities to effect modest adjustments of its overall exposure to resale pricing changes.

Purchased call option contracts enable the Company, at its option, to acquire an underlying financial security from a third party at a specified price for a fixed period of time.  Purchased put option contracts enable the Company, at its option, to sell an underlying financial security to a third-party at a specified price and for a fixed period of time.  Since these financial instruments essentially enable the Company to fix the purchase or sale price on financial instruments whose changes in value have historically correlated closely with changes in value of mortgage loans, these instruments can be used effectively to adjust the Company’s overall exposure to resale pricing risks.  In addition, these instruments have the advantages of being available in smaller denominations than are typical of the Company’s mandatory delivery commitments and of being traded in a highly liquid and efficient secondary market.

Periodically, the Company, in addition to mandatory delivery commitments, also buys or sells futures contracts as part of its hedging activities for rate locked and closed non-conforming mortgage loans.  Generally, futures positions are outstanding for short periods of time and are used to hedge against price movements of another financial instrument while execution of that instrument is bid among brokers.  Futures contracts also may be similarly used to hedge against price movements when another financial instrument is illiquid due to temporary market conditions. Because the changes in value of futures contracts and the hedged items can be based on different indices, there is a risk that the changes in value may not correlate. There were no open futures positions as of December 31, 2001 or 2000.

As discussed in Note 13, the Company typically sells its produced residential mortgage servicing rights between 90 and 180 days of origination or purchase of the related loan pursuant to committed prices under forward sales contracts. These forward sales contracts commit the Company to deliver mortgage servicing rights backed by contractual levels of unpaid principal balances.  Outstanding commitments to deliver mortgage servicing rights totaled $1.5 billion and  $797,000 at December 31, 2001 and 2000, respectively.

The Company also maintains a portfolio of residential mortgage servicing rights which, though available-for-sale, are not currently scheduled for sale pursuant to the Company’s forward sales contracts.  In connection therewith, the Company is subject to the risk that the economic value of such mortgage servicing rights may decline in the event of a significant decline in long-term interest rates.  A significant decline in interest rates generally causes an increase in actual and expected mortgage loan prepayments (for example increased refinancing), which in turn tends to reduce the future expected cash flows (and economic value) of associated mortgage servicing rights. Interest rate floor contracts provide for the Company to receive an interest rate differential on a notional amount of outstanding principal to the extent that interest rates decline below a specified rate which is fixed as of the date of the contract.  Accordingly, the value of an interest rate floor contract increases while the value of a mortgage servicing right decreases in a declining interest rate environment.  As such, interest rate floor contracts can potentially effectively mitigate the Company’s exposure to declines in the economic value of its servicing rights in a declining interest rate environment.  In addition to floors, the Company uses forward purchase contracts on FNMA mortgage backed securities (MBS TBA) to protect itself against interest rate and prepayment risk on its available-for-sale portfolio.

The Company uses an amortizing interest rate swap agreement to fix the interest rate on its floating rate credit facility, which finances its fixed rate leasing portfolio.  Under this agreement, the Company makes or receives payments based on the difference between a fixed rate paid by the Company and a floating rate paid by the counterparty, applied to a notional amount of outstanding principal.  The interest rate swap agreement is valued based on the difference between the fixed rate and the floating rate at year end.  Any ineffectiveness of these hedges, which are classified as cash flow hedges, is not material to the Company or the leasing division results.  In December 2001, the Company recorded a charge of $1,333 to other income related to the disposition of hedges associated with the sale of $55,805 of leases.

The above described financial instruments involve, to varying degrees, elements of credit and interest rate risk.  The Company believes that these instruments do not represent a significant exposure to credit loss since the amounts subject to credit risks are controlled through collateral requirements, credit approvals, limits and monitoring procedures.   The Company does not have a significant exposure to any individual customer, correspondent or counterparty in connection with these financial instruments.  Except for mortgage purchase commitments, the Company does not require collateral or other security to support the financial instruments with credit risk whose contract or notional amounts are summarized as follows:

	Contract Amount at December 31,
	2001	2000
Financial instruments whose contract amounts represent credit risk:
Mortgage loan purchase commitments	$734,141	$742,469
Financial instruments whose contract amounts exceed the amount of credit risk:
Mandatory delivery commitments (allocated against mortgages held-for-sale)	489,700	395,011
Mandatory delivery commitments (allocated against mortgage purchase commitments)	603,060	502,089
Purchased option contracts	45,000	30,000
Forward servicing sales contracts	1,500,000	797,000
Interest rate floor contracts	1,710,000	1,185,000
Interest rate swaps	115,136	158,501
Callable Pass-Through Certificates	—	343,022
Forward purchase contracts on mortgage backed securities	50,000	—

Mortgage loan purchase commitments expose the Company to credit loss in the event the purchase commitments are funded as mortgage loans and the Company’s counterparties default prior to resale.  The maximum credit loss to which the Company is exposed is the notional amount of the commitments.  However, the Company does not believe the commitments represent a significant exposure to credit loss because the related loans are secured by 1-4 family homes, most loans are insured or guaranteed through private mortgage insurance or government approval programs and subjected to underwriting standards specified by government agencies or private mortgage insurance companies.  The estimated credit exposure on financial instruments whose contract amounts exceed the amount of credit risk is the increase in market value of the instrument.

The Company generally does not charge a premium to its correspondents in connection with issuance of its mortgage purchase commitments nor is a premium charged to the Company in connection with its acquisition of mandatory delivery or forward servicing sales contracts.

Prior to 2001, the Company reported in its balance sheet only the value of floors and other derivatives used to hedge servicing available-for-sale and purchased options contracts.  On January 1, 2001, the Company adopted SFAS No. 133.  Accordingly, all derivative instruments are reported in the Company’s balance sheet at fair value (see Note 3 for further details).  The following is a summary of derivative instruments reported in other assets at December 21, 2001 and 2000:

	December 31,
	2001	2000
Floors and forward purchases of mortgage backed securities used to hedge servicing available-for-sale	$6,471	$9,970
Mortgage loan purchase commitments	1,271	—
Mandatory delivery commitments (allocated	—	—
against mortgages held-for-sale)	6,327	—
Mandatory delivery commitments (allocated	—	—
against mortgage loan purchase commitments)	57	—
Purchased option contracts	28	210
Interest rate swaps	(3,703)	—
Total	$10,451	$10,180

Prior to the adoption of SFAS No. 133 on January 1, 2001, amounts received as interest rate differentials under floor contracts as well as changes in the fair value of all of these instruments were recorded as a reduction or increase of basis in mortgage servicing rights to the extent that such changes generally correlate with changes in fair value of mortgage servicing rights. Included in the mortgage servicing right basis were deferred gains of $5,659 at December 31, 2000.  At December 31, 2000, other assets included $9,970 of unamortized premiums.  For the year ended December 31, 2000, $3,336 of deferred premiums paid for interest rate floor contracts were amortized to expense.

The current variable rate index for 10 year CMT and 10 year CMS were 5.049% and 5.80%, respectively, at December 31, 2001. Other terms of the interest rate floor contracts and forward purchase contracts outstanding at December 31, 2001, are summarized as follows:

ContractType (a)	Contract Date	Expiration Date	Notional Amount	Strike
CMT	July 9, 1998	July 9, 2005	55,000	4.910%
CMT	September 15, 1998	September 15, 2003	75,000	4.500%
CMT(b)	October 13, 1998	October 13, 2003	150,000	4.500%
CMT	January 19, 1999	January 19, 2002	200,000	4.200%
CMT(c)	March 15, 1999	March 15, 2002	200,000	4.950%
CMS	November 10, 1998	November 10, 2003	120,000	5.410%
CMS	March 6, 2001	March 6, 2005	350,000	5.250%
CMS	March 6, 2001	March 6, 2005	150,000	5.750%
CMS	June 20, 2001	June 20, 2005	60,000	5.860%
CMS	June 20, 2001	June 20, 2004	150,000	5.611%
CMS	June 18, 2001	June 20, 2004	200,000	5.861%
MBS TBA 5.5%	November 1, 2001	January 14, 2002	50,000	N/A
			$1,760,000

(a)                                  Contract types:  CMT- Constant Maturity Treasury floor, CMS- Constant Maturity Swap floor, and MBS TBA- Forward Purchase of FNMA Mortgage-backed Security.

(b)                                 Constant Maturity Treasury flooridor with a floor of 3.50%

(c)                                  Constant Maturity Treasury flooridor with a floor of 3.95%

During 2001, the Company purchased $910 million notional of CMS interest-rate floor contracts in five trades and acquired $100 million notional of MBS TBA contracts in two trades.  Two CMT interest-rate floor contracts expired with an aggregate notional of $185 million.  During 2001, the Company sold one CMS interest-rate floor contract with a notional amount of $200 million, two callable pass-through certificates with an aggregate notional amount of $287.4 million (net of CPC amortization of $55.7 million), and one MBS TBA with a notional amount of $50 million.

Note 18 — Segment Income Statements:

In accordance with SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”, the Company adopted segment reporting in 1998.  The following tables present a summary of the revenues and expenses for each of the Company’s operating divisions for the years ended December 31, 2001, 2000 and 1999, respectively, with segments defined by traditional product grouping.  Total assets of the operating divisions at December 31, 2001 and December 31, 2000 are also presented.  Revenues and expenses for each of the Company’s operating divisions for the year ended December 31, 1999 have been restated to conform to the 2001 and 2000 presentation.

For purposes of segment reporting by traditional product grouping, the Company operates through five operating divisions.  The agency-eligible production division purchases and sells agency-eligible residential mortgage loans.  The agency-eligible servicing division services agency-eligible residential mortgage loans and also purchases and sells servicing rights associated with these agency-eligible loans. Mortgage servicing includes collecting and remitting mortgage loans payments, accounting for principal and interest, holding escrow funds for payment of mortgage-related expenses such as taxes and insurance, making advances to cover delinquent payments, making inspections as required of the mortgaged premises, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults and generally administering mortgage loans.   The non-conforming division purchases and sells non-conforming residential mortgage loans. The leasing division originates and services small-ticket commercial equipment leases. The agency-eligible reinsurance division operates as a licensed, property and casualty monoline captive insurance company assuming reinsurance for private mortgage insurance (PMI) policies on agency-eligible mortgage loans initially purchased or produced by the Company.

	Agency-Eligible			Non-Conforming	Leasing	Total Segments	Other / Eliminations	Consolidated
For the Year ended December 31, 2001 (a)($ in thousands)	Production	Servicing	Reinsurance
(UNAUDITED)
Net interest income (expense)	$11,640	$(4,192)	$(5)	$12,067	$10,706	$30,216	$(1,461)	$28,755
Net gain on sale of mortgage loans	96,607	—	—	35,038	—	131,645	—	131,645
Loss on sale of mortgage servicing rights	—	(3,050)	—	—	—	(3,050)	—	(3,050)
Servicing fees	—	34,840	—	—	434	35,274	—	35,274
Other income (expense)	494	(2,660)	3,050	(106)	1,480	2,258	154	2,412
Total revenues	108,741	24,938	3,045	46,999	12,620	196,343	(1,307)	195,036
Salary and employee benefits	29,142	3,974	—	15,153	2,992	51,261	5,058	56,319
Occupancy expense	15,589	1,226	—	3,540	503	20,858	(585)	20,273
Amortization and provision for impairment of mortgage servicing rights	—	34,392	—	—	—	34,392	—	34,392
Provision expense	4,584	—	207	8,227	4,557	17,575	—	17,575
General and administrative expenses	11,467	8,445	54	4,879	1,519	26,364	4,295	30,659
Total expenses	60,782	48,037	261	31,799	9,571	150,450	8,768	159,218
Income (loss) before income taxes	47,959	(23,099)	2,784	15,200	3,049	45,893	(10,075)	35,818
Income tax (expense) benefit	(17,934)	8,638	(979)	(5,961)	(1,201)	(17,437)	3,958	(13,479)
Income (loss) from continuing operations before transition adjustment	30,025	(14,461)	1,805	9,239	1,848	28,456	(6,117)	22,339
Transition Adjustment — FAS 133	—	—	—	—	—	—	(149)	(149)
Net income (loss)	$30,025	$(14,461)	$1,805	$9,239	$1,848	$28,456	$(6,266)	$22,190
Total assets	$642,422	$202,001	$8,774	$336,555	$149,234	$1,338,986	$40,514	$1,379,500

(a) Revenues and expenses have been allocated on a direct basis to the extent possible.

Management believes that these and all other revenues and expenses have been allocated to the respective divisions on a reasonable basis.

	Agency-Eligible			Non-Conforming	Commercial Mortgage	Leasing	Total Segments	Other / Eliminations	Consolidated
For the Year Ended December 31, 2000 (a)($ in thousands)	Production	Servicing	Reinsurance
(UNAUDITED)
Net interest income (expense)	$1,867	$(5,326)	$(92)	$11,439	$—	$9,176	$17,064	$(1,188)	$15,876
Net gain on sale of mortgage loans	24,194	—	—	13,149	—	—	37,343	—	37,343
Gain on sale of mortgage servicing rights	—	2,222	—	—	—	—	2,222	—	2,222
Servicing fees	—	34,738	—	—	—	501	35,239	(258)	34,981
Mark-to-market on residual interests in non-conforming securitizations	—	—	—	(39,338)	—	—	(39,338)	—	(39,338)
Other income	563	517	3,142	579	—	1,229	6,030	120	6,150
Total revenues	26,624	32,151	3,050	(14,171)	—	10,906	58,560	(1,326)	57,234
Salary and employee benefits	28,333	2,904	—	11,682	—	2,901	45,820	4,460	50,280
Occupancy expense	11,332	191	—	2,670	—	497	14,690	(683)	14,007
Amortization and provision for impairment
of mortgage servicing rights	—	24,560	—	—	—	—	24,560	—	24,560
Provision expense	2,102	—	—	2,453	—	3,133	7,688	—	7,688
General and administrative expenses	10,487	4,408	316	6,257	—	1,370	22,838	2,151	24,989
Total expenses	52,254	32,063	316	23,062	—	7,901	115,596	5,928	121,524
(Loss) income before income taxes	(25,630)	88	2,734	(37,233)	—	3,005	(57,036)	(7,254)	(64,290)
Income tax benefit (expense)	9,875	(34)	(960)	13,616	—	(1,192)	21,305	2,795	24,100
(Loss) income from continuing operations	(15,755)	54	1,774	(23,617)	—	1,813	(35,731)	(4,459)	(40,190)
Discontinued operations:
Loss on sale of operating assets of Laureate Capital Corp. (less applicable income taxes of $261)	—	—	—	—	(1,448)	—	(1,448)	—	(1,448)
Operating losses of Laureate Capital Corp (plus applicable income tax benefit of $354)	—	—	—	—	(660)	—	(660)	—	(660)
Net (loss) income	$(15,755)	$54	$1,774	$(23,617)	$(2,108)	$1,813	$(37,839)	$(4,459)	$(42,298)
Total assets	$495,701	$194,344	$8,046	$167,604	$—	$202,583	$1,068,278	$1,475	$1,069,753

(a) Revenues and expenses have been allocated on a direct basis to the extent possible.

Management believes that these and all other revenues and expenses have been allocated to the respective divisions on a reasonable basis.

	Agency-Eligible			Non-Conforming	Commercial Mortgage	Leasing	Total Segments	Other / Eliminations	Consolidated
For the Year Ended December 31, 1999 (a)($ in thousands)	Production	Servicing	Reinsurance
(UNAUDITED)
Net interest income (expense)	$8,240	$(4,555)	$(12)	$15,366	$—	$7,270	$26,309	$(470)	$25,839
Net gain on sale of mortgage loans	64,033	—	—	20,357	—	—	84,390	—	84,390
Gain on sale of mortgage servicing rights	—	7,262	—	—	—	—	7,262	—	7,262
Servicing fees	—	41,791	—	—	—	620	42,411	(188)	42,223
Mark-to-market on residual interests in non-conforming securitizations	—	—	—	(7,843)	—	—	(7,843)	—	(7,843)
Other income	340	582	1,661	3,471	—	1,395	7,449	175	7,624
Total revenues	72,613	45,080	1,649	31,351	—	9,285	159,978	(483)	159,495
Salary and employee benefits	38,751	3,399	—	15,840	—	2,654	60,644	3,903	64,547
Occupancy expense	10,079	419	—	2,567	—	453	13,518	214	13,732
Amortization and provision for impairment of mortgage servicing rights	—	29,580	—	—	—	—	29,580	—	29,580
Provision expense	5,722	—	85	2,893	—	1,908	10,608	—	10,608
General and administrative expenses	17,248	5,984	136	7,460	—	1,260	32,088	1,129	33,217
Total expenses	71,800	39,382	221	28,760	—	6,275	146,438	5,246	151,684
Income (loss) before income taxes	813	5,698	1,428	2,591	—	3,010	13,540	(5,729)	7,811
Income tax benefit (expense)	(207)	(1,448)	(356)	(1,237)	—	(1,196)	(4,444)	2,137	(2,307)
Income (loss) from continuing operations	606	4,250	1,072	1,354	—	1,814	9,096	(3,592)	5,504
Discontinued operations:
Loss on sale of operating assets of Laureate Capital Corp. (less applicable income taxes of $-0-)	—	—	—	—	—	—	—	—	—
Operating losses of Laureate Capital Corp. (plus applicable income tax expense of $405)	—	—	—	—	418	—	418	—	418
Net income (loss)	$606	$4,250	$1,072	$1,354	$418	$1,814	$9,514	$(3,592)	$5,922

(a) Revenues and expenses have been allocated on a direct basis to the extent possible.

Management believes that these and all other revenues and expenses have been allocated to the respective divisions on a reasonable basis.

In addition to segment reporting by traditional product groupings of the Company’s five operating divisions, as presented above, beginning in 2001 the Company also compiled segment results by business processes.  This reporting more closely reflects operating results in accordance with the Company’s reorganization around primary business processes implemented in 2001.  Due to the nature of the information used in this segment reporting, comparative results for 2000 and 1999 are not available.

For the Twelve Months ended December 31, 2001 (a)	Sales	Customer Fulfillment	Portfolio	Servicing	Leasing	Administration	(b) Other / Eliminations	Consolidated
(UNAUDITED) ($ in thousands)
Net interest income	$-	$-	$19,515	$-	$10,706	$(7)	$(1,459)	$28,755
Net gain (loss) on sale of mortgage loans	10,281	(1,432)	146,843	(431)	-	814	(24,430)	131,645
Loss on sale of mortgage servicing rights	-	-	(3,050)	-	-	-	-	(3,050)
Servicing fees	-	-	32,172	2,668	434	-	-	35,274
Other income	404	4	(55)	501	1,480	73	5	2,412
Total revenues	10,685	(1,428)	195,425	2,738	12,620	880	(25,884)	195,036
Salary and employee benefits	26,307	25,983	5,960	6,261	2,992	10,345	(21,529)	56,319
Occupancy expense	1,564	8,439	864	2,068	503	6,037	798	20,273
Amortization and provision for impairment of mortgage servicing rights	-	-	34,392	-	-	-	-	34,392
Provision expense	-	-	13,018	-	4,557	-	-	17,575
General and administrative expenses	3,428	4,633	6,392	4,742	1,518	5,664	4,282	30,659
Total expenses	31,299	39,055	60,626	13,071	9,570	22,046	(16,449)	159,218
(Loss) income before income taxes	(20,614)	(40,483)	134,799	(10,333)	3,050	(21,166)	(9,435)	35,818
Income tax expense	-	-	-	-	-	-	(13,479)	(13,479)
(Loss) income before transition adjustment, allocations and transfer pricing	(20,614)	(40,483)	134,799	(10,333)	3,050	(21,166)	(22,914)	22,339

Transition adjustment - SFAS No. 133	-	-	-	-	-	-	(149)	(149)

(Loss) income before allocations and transfer pricing	(20,614)	(40,483)	134,799	(10,333)	3,050	(21,166)	(23,063)	22,190

Overhead allocations	4,899	11,461	2,171	4,513	-	(22,478)	(566)	-

(Loss) income before transfer pricing	(25,513)	(51,944)	132,628	(14,846)	3,050	1,312	(22,497)	22,190

Transfer pricing	35,660	49,366	(96,979)	11,953	-	-	-	-

Net (loss) income	$10,147	$(2,578)	$35,649	$(2,893)	$3,050	$1,312	$(22,497)	$22,190

Total assets	$-	$-	$1,230,266	$-	$149,234	$-	$-	$1,379,500

(a) Revenues and expenses have been allocated on a direct basis to the extent possible.

Management believes that these and all other revenues and expenses have been allocated to the respective divisions on a reasonable basis.

(b) Includes consolidation eliminations, SFAS No. 91 and No. 133

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED):

	First	Second	Third	Fourth
2001	Quarter	Quarter	Quarter	Quarter	Year
REVENUES

Interest income	$19,601	$19,931	$18,421	$20,433	$78,386
Interest expense	(14,993)	(13,332)	(11,427)	(9,881)	(49,631)
Net interest income	4,608	6,599	6,994	10,552	28,755
Net gain on sale of mortgage loans	17,856	32,708	36,947	44,135	131,645
(Loss) gain on sale of mortgage servicing rights	(2,365)	(360)	396	(721)	(3,050)
Servicing fees	8,215	9,016	9,214	8,828	35,274
Other (expense) income	1,700	(758)	(1,765)	3,235	2,412

Total revenues	30,014	47,205	51,786	66,029	195,036

EXPENSES

Salary and employee benefits	10,825	14,786	12,885	17,822	56,319
Occupancy expense	3,808	4,282	5,709	6,474	20,273
Amortization and provision for impairment of mortgage servicing rights	5,215	5,327	9,523	14,327	34,392
Provision expense	2,540	3,715	5,389	5,931	17,575
General and administrative expenses	6,033	6,756	7,792	10,078	30,659

Total expenses	28,421	34,866	41,298	54,632	159,218

Income from continuing operations before income taxes	1,593	12,339	10,488	11,397	35,818
Income tax expense	(526)	(4,589)	(4,006)	(4,358)	(13,479)
Income before transition adjustment	1,067	7,750	6,482	7,039	22,339
Cumulative effect of change in accounting principles— SFAS No. 133, net of tax	(149)	—	—	—	(149)

Net income	$918	$7,750	$6,482	$7,039	$22,190

Weighted average common shares outstanding — Basic	16,545,113	16,289,254	16,273,761	16,306,430	16,352,767

Net income per common share from continuing operations— Basic	$0.06	$0.48	$0.40	$0.43	$1.37

Net loss per common share from cumulative effect of change
in accounting principles— SFAS No. 133, net of tax-Basic	$(0.01)	$—	$—	$—	$(0.01)

Weighted average common shares outstanding — Diluted	16,778,471	16,482,219	16,552,512	16,765,546	16,673,692

Net income per common share from continuing operations— Diluted	$0.06	$0.47	$0.39	$0.42	$1.34

Net loss per common share from cumulative effect of change in accounting principles— SFAS No. 133, net of tax-Diluted	$(0.01)	$—	$—	$—	$(0.01)

	First	Second	Third	Fourth
2000	Quarter	Quarter	Quarter	Quarter	Year
REVENUES

Interest income	$15,294	$18,995	$18,607	$16,573	$69,469
Interest expense	(11,178)	(13,834)	(14,457)	(14,124)	(53,593)
Net interest income	4,116	5,161	4,150	2,449	15,876
Net gain on sale of mortgage loans	8,647	9,349	8,460	10,887	37,343
Gain on sale of mortgage servicing rights	808	731	673	10	2,222
Servicing fees	9,315	8,565	8,471	8,630	34,981
Mark-to-market on residual interests in non-conforming securitizations	(7,675)	(1,771)	(29,892)	—	(39,338)
Other income	2,056	2,318	454	1,322	6,150

Total revenues	17,267	24,353	(7,684)	23,298	57,234

EXPENSES

Salary and employee benefits	14,753	10,117	13,432	11,978	50,280
Occupancy expense	3,320	3,516	3,633	3,538	14,007
Amortization and provision for impairment of mortgage servicing rights	6,277	5,932	6,069	6,282	24,560
Provision expense	2,001	1,682	1,978	2,027	7,688
General and administrative expenses	5,449	6,645	7,358	5,537	24,989

Total expenses	31,800	27,892	32,470	29,362	121,524

Income (loss) from continuing operations before income taxes	(14,533)	(3,539)	(40,154)	(6,064)	(64,290)
Income tax benefit	5,331	1,199	14,859	2,711	24,100
Income (loss) from continuing operations	(9,202)	(2,340)	(25,295)	(3,353)	(40,190)
Discontinued operations:
Loss on sale of operating assets of Laureate Capital Corp. (less applicable income tax expense (benefit) of $-0-, $200, $235, ($174) and $261 for the first, second, third, fourth quarters and the twelve months, respectively)	—	(2,000)	393	159	(1,448)
Operating profits (losses) of Laureate Capital Corp. (less applicable income tax expense (benefit) of ($465), $111, $-0-, $-0- and ($354) for the first, second, third, fourth quarters and the twelve months, respectively)	(765)	105			(660)

Net income (loss)	$(9,967)	$(4,235)	$(24,902)	$(3,194)	$(42,298)

Weighted average common shares outstanding — Basic	18,657,683	18,017,764	17,435,701	16,811,898	17,727,445

Net loss per common share from continuing operations— Basic	$(0.49)	$(0.13)	$(1.45)	$(0.20)	$(2.27)

Net (loss) income per common share from discontinued operations— Basic	$(0.04)	$(0.11)	$0.02	$0.01	$(0.12)

Weighted average common shares outstanding — Diluted	18,657,683	18,017,764	17,435,701	16,811,898	17,727,445

Net loss per common share from continuing operations— Diluted	$(0.49)	$(0.13)	$(1.45)	$(0.20)	$(2.27)

Net (loss) income per common share from discontinued operations— Diluted	$(0.04)	$(0.11)	$0.02	$0.01	$(0.12)

* See discussion of unusual items in Management’s Discussion & Analysis of Financial Condition and Results of Operations

Note 20 — Fair Value of Financial Instruments:

                The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2001 and 2000.

	2001		2000
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets
Cash	$44,744	$44,744	$15,205	$15,205
Receivables	115,747	115,747	63,098	63,098
Lease receivables	138,798	142,841	191,777	195,035
Mortgage loans held-for-sale and mortgage-backed securities	846,633	860,513	541,574	548,075
Other assets:
Floors and forward purchases of mortgage backed securities used to hedge servicing available-for-sale	6,471	6,471	15,629	15,629
Mortgage loan purchase commitments	1,271	1,271
Mandatory delivery commitments (allocated against mortgages held-for-sale)	6,327	6,327
Mandatory delivery commitments (allocated against mortgage loan purchase commitments)	57	57
Purchased option contracts	28	28	210	434
Interest rate swaps	(3,703)	(3,703)
Liabilities
Short-term borrowings	1,079,843	1,079,843	811,750	811,750
Long-term borrowings	6,022	6,448	6,145	6,361

                Prior to adoption of SFAS No. 133 on January 1, 2001, the Company did not record in its balance sheet certain derivatives.  The following is a summary of off-balance sheet derivatives as of December 31, 2000.  See Note 3 for further details related to the Company’s transition to SFAS No. 133.

	2000
	Notional Amount	Carrying Value	Estimated Fair Value
Off-balance sheet instruments

Mortgage purchase commitments	$742,469	$—	$1,366
Mandatory delivery commitments (allocated to mortgage loans held-for-sale and mortgage loan purchase commitments)	897,100	—	(6,347)
Interest rate swaps	158,501	—	(1,745)

        The following notes summarize the significant methods and assumptions used in estimating the fair values of financial instruments.

        Cash and receivables are short-term in nature.  Accordingly, they are valued at their carrying amounts which are a reasonable estimation of fair value.

        Lease receivables are valued by management for each homogenous category of leases by discounting future expected cash flows. Lease receivables available-for-sale are valued by management based upon recent sales with consideration given to differences between those leases and leases sold.  The implicit discount rate applied for purposes of determining the aggregate discounted lease balance was obtained from an investment banker based on recent market rates.

        Mortgage loans held-for-sale and mortgage-backed securities are valued by reference to quoted market prices for mortgage-backed securities, after appropriate adjustments thereto.  For purposes of developing the estimated fair value, the portfolio has been segregated by product type, term and interest rate.

        Short-term borrowings are all tied to short-term variable rate indices.  Accordingly, they are valued at their carrying amounts, which are a reasonable estimation of fair values.

        Long-term borrowings are at a fixed rate of 8.07% and were valued based upon the net present value of the borrowings using an estimated current rate of 7.35% and a rate of 8.50% for the prior year.

        Mortgage purchase commitments are valued based upon the difference between quoted mandatory delivery commitment prices (which are used by the Company to price its mortgage purchase commitments) and the committed prices.

        Mandatory delivery commitments are valued based upon the difference between quoted prices for such commitments and the prices applicable to the underlying commitment.

        Purchased option contracts are valued based upon quoted prices for such option contracts.

        Interest rate floor contracts are valued based upon an internal option adjusted spread model that is calibrated to third party market pricing.

        Interest rate swaps are valued based upon the present value of future cash flows based on the interest rate spread between the fixed rate and floating rate.

Note 21—Discontinued Operations:

During 2000, the Company sold substantially all of the assets of Laureate Capital Corp. (Laureate), its commercial mortgage banking firm.  The Company recorded a loss on the sale of $1.4 million net of taxes of $0.3 million.  The loss on sale related primarily to the writeoff of intangible assets of Laureate.

The accompanying financial statements present the results of operations of Laureate, previously reported as the commercial mortgage segment, as discontinued operations.  Laureate’s revenues through the sale date in 2000 were $9.1 million.  Revenues for 1999 were $14.3 million.  Operating losses through the sale in 2000 were $0.7 million.  Operating profits for 1999 were $0.4 million.

Net cash (used in) provided by the operating activities of discontinued operations was ($6,979) and $3,885 for the years ended December 31, 2000 and 1999, respectively. Net cash (used in) provided by investing activities of discontinued operations was $792 and ($292) for the years ended December 31, 2000 and 1999, respectively. There was no cash (used in) or provided by financing activities of discontinued operations for the years ended December 31, 2000 and 1999.

Note 22—Subsequent Events:

On March 31, 2002, NetBank, Inc. consummated its acquisition of Resource Bancshares Mortgage Group, Inc. pursuant to an Agreement and Plan of Merger dated November 18, 2001 among NetBank, Inc., Palmetto Acquisition Corp. ("Merger Sub") and Resource Bancshares Mortgage Group, Inc. providing for the merger of Merger Sub with and into Resource Bancshares Mortgage Group, Inc., with Resource Bancshares Mortgage Group, Inc. surviving the merger.  In the Merger NetBank, Inc. issued 1.1382 shares of NetBank, Inc. common stock in exchange for each outstanding share of Resource Bancshares Mortgage Group, Inc. common stock, equivalent to 19,716,337 shares of common stock plus cash in lieu of fractional shares.  The transaction was accounted for as a purchase.

Ernst & Young	Ernst & Young Suite 2800 600 Peachtree Street Atlanta, Georgia 30308-2215	Phone: (404) 874-8300 www.ey.com

REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors

Resource Bancshares Mortgage Group, Inc.

                We have audited the accompanying consolidated balance sheets of Resource Bancshares Mortgage Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Resource Bancshares Mortgage Group, Inc. and subsidiaries for the year ended December 31, 1999, were audited by other auditors whose report dated February 7, 2000 expressed an unqualified opinion on those statements.

                We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                In our opinion, the 2001 and 2000 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Resource Bancshares Mortgage Group, Inc. and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

January 29, 2002, except Note 22 as to which date is March 31, 2002

REPORT OF INDEPENDENT AUDITORS

To Board of Directors and Stockholders of

Resource Bancshares Mortgage Group, Inc.

In our opinion, the accompanying consolidated statements of operations, of changes in stockholders’ equity, and of cash flows for the year ended December 31, 1999 present fairly, in all material respects, the results of operations and cash flows of Resource Bancshares Mortgage Group, Inc. and its subsidiaries for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Columbia, South Carolina

February 7, 2000, except as to the second paragraph

of Note 21, for which the date is June 30, 2000

(b)                                 Pro forma combined financial statements for the year ended December 31, 2001, assuming the Transaction had occurred on January 1, 2001.

Basis of Presentation

The following unaudited pro forma combined consolidated financial statements give effect to NetBank, Inc.’s (“NetBank”) acquisition of Resource Bancshares Mortgage Group, Inc. (“RBMG”).  The acquisition was accounted for using the purchase method of accounting.

The following unaudited pro forma combined consolidated financial information has been derived from the historical financial statements of NetBank, Market Street Mortgage Corporation (“Market Street”) and RBMG.  The financial statements of NetBank and RBMG for the year ended December 31, 2001 are derived from their audited historical financial statements.  On June 29, 2001, NetBank, Inc. acquired Market Street, a retail mortgage lender.  The Market Street acquisition was accounted for under the purchase method of accounting.  The financial statements of Market Street for the six months ended June 29, 2001, the period prior to its acquisition, are derived from their unaudited historical financial statements.  Certain reclassifications have been made to NetBank’s, RBMG’s, and Market Street’s historical financial statements to conform to NetBank’s current financial statement classifications.  The unaudited pro forma combined consolidated balance sheet as of December 31, 2001 has been presented as if the pending merger with RBMG had been consummated on that date.  The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2001 has been presented as if the acquisition of RBMG and the acquisition of Market Street had been consummated on January 1, 2001.

The pro forma adjustments are based on estimates, information currently available and certain assumptions, and may be revised as additional information becomes available.  The unaudited pro forma combined financial statements do not purport to represent what NetBank’s financial position and results of operations would actually have been if the transaction in fact had occurred on those assumed dates and are not necessarily representative of NetBank’s results of operations for any future period.  The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Form 8-K/A and NetBank’s Form 10-K filed as of March 18, 2002.

NETBANK, INC.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2001

(IN THOUSANDS)

	NetBank	RBMG	Subtotal	<A> NetBank Option Repurchase	<B> NetBank Success Fees and Severance Costs	    RBMG Purchase Adjustments	Total Pro Forma Adjustments	NetBank Pro Forma
ASSETS
Cash and cash equivalents:
Cash and due from banks	$17,562	$44,744	$62,306	$(3,890)	$(6,195)	$—	$(10,085)	$52,221
Federal funds sold	4,785	—	4,785	—	—		—	4,785
Total cash and cash equivalents	22,347	44,744	67,091	(3,890)	(6,195)	—	(10,085)	57,006
Investment securities available for sale-At fair value	850,079	—	850,079	—	—		—	850,079
Stock of Federal Home Loan Bank of Atlanta-At cost	55,539	—	55,539	—	—		—	55,539
Mortgage loans receivable held for sale-Net of allowance for losses	295,529	846,633	1,142,162	—	—	4,813	4,813	1,146,975
Loans and leases receivable-Net of allowance for losses	1,489,521	138,798	1,628,319	—	—		—	1,628,319
Mortgage servicing rights-Net	2,271	147,013	149,284	—	—	(7,828)	(7,828)	141,456
Accrued interest receivable	10,804	2,692	13,496	—	—		—	13,496
Furniture, equipment, and capitalized software-Net	12,210	32,857	45,067	—	—	(2,766)	(2,766)	42,301
Goodwill and other intangibles-Net	26,932	13,919	40,851	—	—	1,093	1,093	41,944
Due from servicers and investors	82,386	113,467	195,853	—	—		—	195,853
Other assets	31,915	39,377	71,292	—	—	(1,204)	(1,204)	70,088
Total assets	$2,879,533	$1,379,500	$4,259,033	$(3,890)	$(6,195)	$(5,892)	$(15,977)	$4,243,056

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$1,493,819	$—	$1,493,819	$—	$—	$—	$—	$1,493,819
Other borrowed funds	1,011,985	1,085,865	2,097,850	—	—		—	2,097,850
Convertible subordinated debt	26,923	—	26,923	—	—		—	26,923
Accrued interest payable	16,632	1,693	18,325	—	—		—	18,325
Loans in process	33,632	—	33,632	—	—		—	33,632
Accounts payable and accrued liabilities	41,088	128,937	170,025	(1,435)	(2,286)	(196)	(3,917)	166,108
Total liabilities	2,624,079	1,216,495	3,840,574	(1,435)	(2,286)	(196)	(3,917)	3,836,657

Commitments and contingencies	—	—	—	—	—	—	—	—

Shareholder equity:
Preferred stock, no par	—	—	—	—	—		—	—
Common stock, $.01 par	318	316	634	—	—	(119)	(119)	515
Additional paid in capital	267,004	294,846	561,850	—	—	(151,476)	(151,476)	410,374
Treasury stock, at cost	(21,509)	(150,996)	(172,505)	—	—	145,899	145,899	(26,606)
Retained earnings	13,289	21,144	34,433	(2,455)	(3,909)	—	(6,364)	28,069
Accumulated other comprehensive loss, net of tax	(3,648)	(2,305)	(5,953)	—	—		—	(5,953)
Total shareholders' equity	255,454	163,005	418,459	(2,455)	(3,909)	(5,696)	(12,060)	406,399
Total liabilities and shareholders' equity	$2,879,533	$1,379,500	$4,259,033	$(3,890)	$(6,195)	$(5,892)	$(15,977)	$4,243,056

NetBank, Inc.

Unaudited Proforma Combined Statement of Operations

For the Year Ended December 31, 2001

($ in thousands, except share information)

		NetBank	Market Street Mortgage	RBMG	Subtotal	Market Street Mortgage Pro Forma Adjustments		RBMG Pro Forma Adjustments		Total Pro Forma Adjustments	NetBank Pro Forma Combined
										(Note 3)
	Interest income:
	Loans	$113,493	$9,972	$78,386	$201,851	$(813)	C	$—		$(813)	$201,038
	Investment securities	35,703	—	—	35,703	—		—		—	35,703
	Short-term investments	2,320	—	—	2,320	—		—		—	2,320
	Total interest income	151,516	9,972	78,386	239,874	(813)		—		(813)	239,061

	Interest expense:
	Deposits	60,687	—	—	60,687	—		—		—	60,687
	Other borrowed funds	39,930	8,780	49,631	98,341	(2,001)	C	—		(2,001)	96,340
	Total interest expense	100,617	8,780	49,631	159,028	(2,001)		—		(2,001)	157,027
								—
	Net interest income	50,899	1,192	28,755	80,846	1,188		—		1,188	82,034
								—
	Provision for loan losses	616	327	17,575	18,518	(327)	C	—		(327)	18,191

	Net interest income after provision for loan losses	50,283	865	11,180	62,328	1,515		—		1,515	63,843

	Non-interest income:
	Service charges and fees	12,272	18,006	37,686	67,964	334	C	—		334	68,298
	Gain (loss) on sales of mortgage loans and servicing rights	11,827	(5,552)	128,595	134,870	19,279	C	—		19,279	154,149
	Gain on sales of securities	3,531	—	—	3,531	—		—		—	3,531
	Total non-interest income	27,630	12,454	166,281	206,365	19,613		—		19,613	225,978

	Non-interest expense:
	Salaries and benefits	17,996	21,227	56,319	95,542	(132)	B,C	—		(132)	95,410
	Marketing costs	6,178	300	1,221	7,699	—		—		—	7,699
	Customer service	14,553	—	—	14,553	—		—		—	14,553
	Loan servicing	5,582	—	5,362	10,944	—		—		—	10,944
	Data processing	7,473	904	1,885	10,262	(277)	C	—		(277)	9,985
	Depreciation and amortization	6,353	897	46,476	53,726	163	A,C	—		163	53,889
	Office expenses	2,501	1,717	6,515	10,733	(234)	C	—		(234)	10,499
	Occupancy	2,345	1,370	9,037	12,752	(53)	C	—		(53)	12,699
	Travel and entertainment	505	81	2,300	2,886	(2)	C	—		(2)	2,884
	Other	3,952	4,846	12,677	21,475	(365)	C	—		(365)	21,110
	Acquisition related costs	—	—	—	—	—		—		—	—
	Total non-interest expense	67,438	31,342	141,792	240,572	(900)		—		(900)	239,672

	Income (loss) before income taxes	10,475	(18,023)	35,669	28,121	22,028		—		22,028	50,149
	Income tax (expense) benefit	(3,874)	6,308	(13,479)	(11,045)	(7,830)	D	285	D	(7,545)	(18,590)
	Net income (loss)	$6,601	$(11,715)	$22,190	$17,076	$14,198		$285		$14,483	$31,559

Net Income per share	- basic	$0.23									$0.66
	- diluted	$0.22									$0.65

	Weighted average shares
outstanding	- basic	29,210									47,823
	- diluted	29,770									48,748

NetBank, Inc.

Notes to Unaudited Pro Forma Combined Consolidated

Financial Statements

($ in thousands, except share information)

NOTE 1 — GENERAL:

The historical financial statements reflect the financial position and results of operations of NetBank, Inc. (“NetBank”), Resource Bancshares Mortgage Group, Inc. (“RBMG”), and Market Street Mortgage Corporation (“Market Street”), and were derived from the respective historical financial statements where indicated.  The periods included in these financial statements for NetBank and RBMG are as of and for the year ended December 31, 2001. The periods included in the statement of operations for Market Street is for the period ended June 29, 2001.  The audited historical financial statements of RBMG included herein have been included in accordance with Securities and Exchange Commission Regulation S-X Rule 3-05.

NOTE 2 — ACQUISITION:

The acquisition of RBMG was accounted for using the purchase method of accounting.  The assignment of fair values to assets acquired and liabilities assumed for RBMG are preliminary and subject to revision based on final determination of the fair values of assets acquired and liabilities assumed.

NOTE 3 — UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET ADJUSTMENTS:

A

As part of the merger with RBMG, NetBank option holders had the ability of exchanging certain options, the fair values of which were determined based on the Black-Scholes option pricing model.  The adjustment reflects the payment for NetBank options exchanged for cash ($3,890) at the effective date of the transaction, which was recorded as compensation expense in NetBank’s interim financial statements in the first quarter of 2002, the quarter in which the merger was consummated.    The adjustment also reflects the income tax benefit of the compensation expense ($1,435).

B

Reflects the payment of non-recurring severance costs to NetBank’s executive officers and success fees paid to three executive officers of NetBank upon completion of the merger with RBMG, ($4,141) and ($1,325), respectively, and an accrual for two senior officers relating to NetBank’s supplemental executive retirement plan ($729).  These expenses were included in NetBank’s statement of operations for the first quarter of 2002, the quarter in which the merger was consummated.  The adjustment also reflects the income tax benefit of these costs ($2,286).

C

Reflects the acquisition of RBMG by NetBank consisting of 19,716,337 shares of common stock valued at $7.89 per share based on the average closing stock price of NetBank on the Nasdaq National Market for two days before and after the date the terms of the acquisition were agreed to and announced.  The merger was accounted for under the purchase method of accounting.  The total purchase price was allocated to tangible and intangible assets and liabilities of RBMG based on their estimated fair values.  The allocation of the purchase price is presented as pro forma adjustments in the unaudited combined pro forma balance sheet.  Since the Market Street acquisition was completed on June 29, 2001, Market Street is already included in NetBank’s audited consolidated balance sheet as of December 31, 2001.

NOTE 4 — UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS

A

Reflects the net increase in the amortization of goodwill recorded as a result of the acquisition of Market Street by NetBank.  The pro forma adjustment assumes goodwill amortization pursuant to APB No. 17 on a straight-line basis over a 25-year estimated life.  Amortization of goodwill ceased upon the adoption of SFAS 142, “Goodwill and Other Intangibles” on January 1, 2002.  Rather, goodwill is subject to an assessment for impairment by applying a fair value based test.

B

Reflects the decrease in salaries and benefits due to the sale of the servicing division of Market Street subsequent to December 31, 2000 net of the increase in salaries and benefits due to new contractual compensation arrangements with certain Market Street employees.

C

Reflects the adjustment in income and expenses due to the sale of the servicing division of Market Street subsequent to December 31, 2000.

D

Reflects the adjustment for income taxes based on Federal and state statutory tax rates.

E

Since the merger was consummated after June 30, 2001, goodwill will be subject to an assessment for impairment by applying a fair value based test in accordance with SFAS 142, “Goodwill and Other Intangibles”.  Had SFAS 142 been applied during the period ending December 31, 2001, pro forma net income would have been $32,283.

(c)       Exhibits

23.1     Consent of Ernst & Young LLP

23.2     Consent of PricewaterhouseCoopers LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETBANK, INC.

Date: June 13, 2002	By:	/s/ Steven F. Herbert
Steven F. Herbert

Name: Steven F. Herbert
Title: Chief Financial Executive